United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(A) of

the Securities Exchange Act of 1934

Filed by the registrant ☒   Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

PUBLIC STORAGE

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined).

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

TO THE SHAREHOLDERS OF

PUBLIC STORAGE

Dear Public Storage Shareholder:

On behalf of the Board of Trustees of Public Storage, I am pleased to invite you to attend our 2009 Annual Meeting of Shareholders to be held on Thursday, May 7, 2009 at 1:00 p.m., local time, at the Hilton Glendale Hotel, 100 West Glenoaks Boulevard, Glendale, California. The formal business to be conducted at the meeting is described in the accompanying notice of annual meeting and proxy statement.

This year, we are again pleased to offer shareholders the ability to receive proxy materials over the Internet. As a result, we are mailing many of our shareholders a notice instead of a paper copy of our proxy statement and Annual Report. The notice will contain instructions on how to access these documents over the Internet or to obtain paper copies of the proxy materials. We believe this process conserves natural resources and reduces our costs for printing and mailing these materials.

Your vote is important. To ensure that your vote is recorded, please vote as soon as possible, whether or not you plan to attend in person. You may vote your shares over the Internet or by telephone or, if you elected to receive paper copies by mail, you may vote by mail by following the instructions on the proxy card or the voting instruction card. If you attend the meeting, you may withdraw your proxy at the meeting and vote your shares in person from the floor.

We appreciate your investment in Public Storage and look forward to seeing you at our 2009 Annual Meeting.

Sincerely,

Ronald L. Havner, Jr.
President and Chief Executive Officer

PUBLIC STORAGE

701 Western Avenue

Glendale, California 91201-2349

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

Please take notice that the 2009 Annual Meeting of Shareholders of Public Storage, a Maryland real estate investment trust, will be held at the time and place and for the purposes indicated below.

Time and Date:	1:00 p.m., local time, on May 7, 2009.

Place:	The Hilton Glendale Hotel, 100 West Glenoaks Boulevard, Glendale, California.

Items of Business:	1. To elect eleven trustees from the nominees named in the attached proxy statement to serve until the 2010 Annual Meeting of Shareholders and until their successors are elected and qualified;

2. To ratify the appointment of Ernst & Young LLP as Public Storage’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3. To consider and act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote at the meeting if you were a shareholder of record at the close of business on March 9, 2009 of Public Storage common shares of beneficial interest or depositary shares each representing 1/1,000 of an equity share of beneficial interest, series A.

Voting:	Your vote is very important. To ensure your representation at the meeting, whether or not you plan to attend, please vote your shares as soon as possible. You may vote your shares by telephone or over the Internet. If you received a paper copy of a proxy or voting instruction card for the annual meeting, you may vote by completing, signing, dating and returning your proxy or voting instruction card in the postage-prepaid envelope provided. You may revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement beginning on page 3. Additional information on how to vote your shares is provided beginning at page 2.

By Order of the Board of Trustees

Stephanie G. Heim, Secretary

Glendale, California

March 19, 2009

PUBLIC STORAGE

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May  7, 2009

GENERAL INFORMATION

We are providing these proxy materials in connection with the solicitation by the Board of Trustees of Public Storage of proxies to be voted at our 2009 Annual Meeting, and at any adjournment or postponement of the meeting. The proxies will be used at our annual meeting to be held on May 7, 2009 beginning at 1:00 p.m. at the Hilton Glendale Hotel, 100 West Glenoaks Boulevard, Glendale, California.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information that you may find useful in determining how to vote, and describes voting procedures. This notice of annual meeting and proxy statement is first being distributed and made available to shareholders on or about March 19, 2009 to holders of our common shares of beneficial interest and equity shares of beneficial interest, series A.

We use several abbreviations in this proxy statement. We refer to Public Storage as “Public Storage”, “we”, “us,” “our” or “the company,” unless the context indicates otherwise. We call our Board of Trustees the “Board.” We refer to our common shares of beneficial interest as our “common shares” and our equity shares of beneficial interest, series A, as our “equity shares”.

Purposes of the Meeting:

•	To elect eleven trustees from the nominees named in this proxy statement to the Board of Public Storage;

•	To ratify the appointment of Ernst & Young LLP as Public Storage’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

•	To consider any other appropriate matters properly brought before the meeting or any adjournment or postponement of the meeting.

Recommendations of the Board of Trustees

The Board recommends that you vote:

•	FOR the election of the nominees for trustee identified in Proposal 1; and

•	FOR ratification of the appointment of Ernst & Young LLP as Public Storage’s independent registered public accountants for fiscal year 2009.

Who May Attend the Meeting and Vote:

Only shareholders of record of Public Storage (a) common shares and (b) depositary shares each representing 1/1,000 of an equity share, series A, outstanding at the close of business on the record date of March 9, 2009 will be entitled to receive notice of and to vote at the meeting, or at any adjournment or postponement of the meeting. Each depositary share represents 1/1,000 of an equity share. The equity shares have been deposited with Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N. A.) as Depositary (the “Depositary”). On the record date, Public Storage had issued and outstanding approximately 169,469,433 common shares and 8,373,766 depositary shares representing 8,373.766 equity shares.

If your shares are held in the name of a bank, broker or other nominee and you plan to attend our annual meeting, you will need to bring proof of ownership, such as a recent bank or brokerage account statement.

Internet Availability of Proxy Materials

Notice of Internet availability of the proxy materials. We are again pleased to provide our proxy materials over the Internet for the second consecutive year under the rules of the U.S. Securities and Exchange Commission (“SEC”). As a result, we are mailing to many of our shareholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All shareholders receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice.

Multiple notices about the Internet availability of the proxy materials or paper copies of the proxy materials. You may receive more than one notice or more than one paper copy of the proxy materials, including multiple paper copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate notice or a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you may receive more than one notice or more than one proxy card. To ensure all your shares are voted, please follow the instructions provided in each notice, proxy card or voting instruction card that you receive.

Voting Your Shares at the Annual Meeting

Voting shares in person at the annual meeting. Shares held in your name as the shareholder of record may be voted in person at the annual meeting. Shares for which you are the beneficial owner but not the shareholder of record may be voted in person at the annual meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

Voting shares without attending the annual meeting. Whether you hold shares directly as the shareholder of record or through a broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the annual meeting. There are three ways to vote by proxy:

•

By Internet – Shareholders who have received a notice about the Internet availability of the proxy materials may submit proxies over the Internet by following the instructions on the notice. Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

•

By Telephone – Shareholders who have received a notice about the Internet availability of the proxy materials and who live in the United States or Canada may submit proxies by telephone by calling the telephone number indicated in the notice and following the instructions. These shareholders will need to have the control number that appears on their notice available when voting. Shareholders who have received a paper copy of a proxy card or a voting instruction card by mail may submit proxies by telephone by calling the number on the card and following the instructions. These shareholders will need to have the control number that appears on their card available when voting.

•

By Mail – Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed envelope.

If additional matters are presented at the annual meeting. Other than the two items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Ronald L. Havner, Jr. and Stephanie G. Heim, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees is not available as a candidate for trustee, the persons named as proxy holders will vote any shares represented by your proxy for such other candidate or candidates as may be nominated by the Board.

Inspector of elections. The inspector of elections will be a representative from our transfer agent, Computershare Trust company.

Special Voting Procedures for Public Storage 401(k)/Profit Sharing Plan Participants. If you hold your shares as a participant in the PS 401(k)/Profit Sharing Plan, your proxy will serve as a voting instruction for the trustee of the plan with respect to the amount of common shares credited to your account as of the record date. If you provide voting instructions via your proxy/instruction card with respect to your shares held in the plan, the trustee will vote those common shares in the manner specified. The trustee will vote any shares for which it does not receive instructions in the same proportion as the shares for which voting instructions have been received, unless the trustee is required by law to exercise its discretion in voting such shares. To allow sufficient time for the trustee to vote your shares, the trustee must receive your voting instructions by 9:00 a.m., Central time on May 5, 2009.

Voting Mechanics. If you grant a proxy and do not revoke it before the applicable voting deadline, the persons designated as proxies will vote the common shares represented thereby, if any, in the manner specified, and the Depositary will vote the equity shares underlying the depositary shares represented thereby, if any, in the manner specified. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy/voting instruction card will be voted “For” the election of the Board’s nominees for trustee, “For” the ratification of Ernst & Young as our independent registered public accounting firm for 2009 and in the discretion of the proxy holders on any other matter that may properly come before the meeting. The persons designated as proxies and the Depositary reserve full discretion to cast votes for other persons if any of the nominees for trustee become unavailable to serve and to cumulate votes selectively among the nominees as to which authority to vote has not been withheld.

Changing Your Vote. You may change your vote before the vote at the annual meeting, in accordance with the following procedures. Any change to your voting instructions for the Public Storage 401(k) Plan must be provided by 9:00 a.m., Central time, on May 5, 2009. If you are the shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Corporate Secretary at Public Storage, 701 Western Avenue, Glendale, CA 91201-2349, prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in the name of a broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your broker, trustee or nominee by 11:00 p.m. Pacific time on May 6, 2009, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Quorum

The presence at the meeting in person or by proxy of the holders of a majority of the voting power represented by the outstanding common shares and equity shares, counted together as a single class, will constitute a quorum for the transaction of business. Abstentions and broker non-votes are counted for purposes of whether a quorum exists.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If the shareholders present or represented by proxy at the meeting constitute holders of less than a majority of the shares entitled to vote, our meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Voting Rights

Holders of common shares and holders of equity shares vote together as one class. Holders of depositary shares are entitled to cast such number of votes as the equity shares represented by their depositary shares would be entitled to cast. With respect to the election of trustees, (i) each holder of common shares on the record date is entitled to cast as many votes as there are trustees to be elected multiplied by the number of shares registered in the holder’s name on the record date, and (ii) each holder of equity shares is entitled to cast as many votes as there are trustees to be elected multiplied by 100 times the number of shares of equity shares registered in its name (equivalent to  1/10 the number of depositary shares registered in the holder’s name). You may cumulate votes for trustees by casting all of your votes for one candidate or by distributing your votes among as many candidates as you choose. However, no shareholder shall be entitled to cumulate votes for any candidate unless the candidate’s name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the Annual Meeting prior to the voting of the intention to cumulate the shareholder’s votes. If you vote by proxy card or voting instruction card and sign your card with no further instructions, Ronald L. Havner, Jr. and Stephanie G. Heim, as proxy holders, may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you vote against or abstain from voting. Cumulative voting applies only to the election of trustees. With respect to all other matters, shareholders can cast one vote for each common share and 100 votes for each equity share (equivalent to  1/10 of a vote for each depositary share) registered in their name on March 9, 2009, the record date of the annual meeting.

Required Vote

Election of Trustees: The eleven candidates who receive the most votes will be elected trustees of Public Storage. Common shares or equity shares not voted (whether by abstention or otherwise) will not affect the vote.

Ratification of Independent Registered Public Accountants: This proposal requires the affirmative vote of at least a majority of the votes cast by the holders of Public Storage common shares and equity shares voting together as one class. Any Public Storage shares not voted (whether by abstention or otherwise) will not affect the vote.

Proxy Solicitation Costs

We will pay the cost of soliciting proxies. In addition to solicitation by mail, certain trustees, officers and regular employees of the company and its affiliates may solicit the return of proxies by telephone, personal interview or otherwise. We may also reimburse brokerage firms and other persons representing the beneficial owners of our shares for their reasonable expenses in forwarding proxy solicitation materials to such beneficial owners. The Altman Group, New York, New York may be retained to assist us in the solicitation of proxies, for which they would receive an estimated fee of $3,500 together with normal and customary expenses.

Public Storage’s transfer agent. Please contact Public Storage’s transfer agent, at the phone number or address listed below, with questions concerning share certificates, dividend checks, transfer of ownership or other matters pertaining to your share account:

Computershare Trust Company, N.A.
Shareholder Services
250 Royall Street
Canton, Massachusetts 02021
(781) 575-3120

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Structure and Meetings

As of the date of this proxy statement our Board has eleven trustees. During 2008, the Board of Trustees held seven meetings. During 2008, each of the trustees attended at least 75% of the meetings held by the Board of Trustees or, if a member of a committee of the Board of Trustees, 75% of the meetings held by both the Board of Trustees and all committees of the Board of Trustees on which the trustee served, except for William C. Baker, who attended 70% of the meetings of the Board and the committee on which he served. Trustees are encouraged to attend the annual meeting of shareholders. All trustees attended the last annual meeting of shareholders.

Committees of the Board of Trustees

Our Board has three standing committees: (1) the Audit Committee; (2) the Nominating/Corporate Governance Committee; and (3) the Compensation Committee. In addition, the Board may appoint special committees to consider various matters. During 2008, the Audit Committee held four meetings, the Nominating/Corporate Governance Committee held three meetings, and the Compensation Committee held two meetings. Each of the standing committees operates pursuant to a written charter. The charters for the Audit, Nominating/Corporate Governance and Compensation Committees can be viewed at our website at www.publicstorage.com/Corporateinformation/CorpGovernance.aspx and will be provided in print to any shareholder who requests a copy by writing to the Corporate Secretary. All members of the committees are independent trustees under the rules of the New York Stock Exchange. In addition, all members of our Audit Committee are independent trustees under the SEC rules for Audit Committees.

Our three standing committees are described below and the committee members are identified in the following table:

Trustee	Audit Committee	Nominating/Corporate Governance Committee	Compensation Committee
Dann V. Angeloff	X	X (Chairman)
William C. Baker		X
John T. Evans		X	X
Uri P. Harkham			X
Gary E. Pruitt	X (Chairman)		X
Daniel C. Staton	X		X (Chairman)
Number of meetings in 2008	4	3	2

Audit Committee

The primary functions of the Audit Committee are set forth in its charter and are to assist the Board in fulfilling its responsibilities for oversight of (1) the integrity of the company’s financial statements, (2) compliance with legal and regulatory requirements, (3) the qualifications, independence and performance of the independent registered public accounting firm, and (4) the scope and results of internal audits, the company’s internal controls over financial reporting and the performance of the company’s internal audit function. Among other things, the Audit Committee appoints, evaluates and determines the compensation of the independent registered public accounting firm; reviews and approves the scope of the annual audit, the audit fee and the financial statements; prepares the Audit Committee report for inclusion in the annual proxy statement; and annually reviews its charter and performance. The Audit Committee is comprised of three trustees, Gary E. Pruitt (Chairman), Dann V. Angeloff and Daniel C. Staton. The Board of Trustees has determined that each member of the Audit Committee meets the financial literacy and independence standards of the New York Stock Exchange rules. The Board has also determined that Gary E. Pruitt and Daniel C. Staton each qualify as an audit committee financial expert within the meaning of the rules of the Securities and Exchange Commission and the New York Stock Exchange.

Compensation Committee

The primary functions of the Compensation Committee, as set forth in its charter, are to (1) determine, either as a committee or together with other independent trustees, the compensation of the company’s chief executive officer, (2) determine the compensation of other executive officers, (3) administer the company’s stock option and incentive plans, (4) review and discuss with management the Compensation Discussion and Analysis (CD&A) to be included in the proxy and to recommend to the Board inclusion of the CD&A in the company’s Form 10-K and proxy statement, (5) provide a description of the processes and procedures for the consideration and determination of executive compensation for inclusion in the company’s annual proxy statement, (6) produce the Compensation Committee Report for inclusion in the annual proxy statement, and (7) evaluate its performance annually.

As required by the charter, during 2008, the Compensation Committee made all compensation decisions for our executive officers, including the named executive officers set forth in the Summary Compensation Table below. Pursuant to its charter, the Committee has the authority to delegate any of its authority or responsibilities to individual members of the Committee or a subcommittee of the Committee. However, the Committee did not delegate any of its responsibilities during 2008. The Compensation Committee is comprised of four trustees, Daniel C. Staton (Chairman), John T. Evans, Uri P. Harkham and Gary E. Pruitt. The Board of Trustees has determined that each member of the Compensation Committee is independent under the rules of the New York Stock Exchange. Pursuant to its charter, the Compensation Committee has the sole authority to retain outside compensation consultants for advice, but historically, including for 2008, has not done so, relying instead on surveys of publicly available information for information about senior executive compensation at similar companies. For a discussion of the Committee’s use of survey information, as well as the role of Mr. Havner, our chief executive officer, in determining or recommending the amount of compensation paid to our Named Executive Officers in 2008, see the CD&A below.

Nominating/Corporate Governance Committee

The primary functions of the Nominating/Corporate Governance Committee as set forth in its charter are (1) to identify, evaluate and make recommendations to the Board for trustee nominees for each annual shareholder meeting or to fill any vacancy on the Board, (2) to develop and review and assess the adequacy of the Board’s Guidelines on Corporate Governance on an ongoing basis and recommend any changes to those guidelines to the Board, and (3) to oversee the annual Board assessment of Board performance. Other duties and responsibilities include periodically reviewing the structure, size, composition and operation of the Board and each Board committee, recommending assignments of trustees to Board committees, conducting a preliminary review of trustee independence, periodically evaluating trustee compensation and recommending any changes in trustee compensation to the Board, overseeing trustee orientation and annually evaluating its charter and performance.

The Nominating/Corporate Governance Committee is comprised of three trustees, Dann V. Angeloff (Chairman), John T. Evans and William C. Baker. The Board of Trustees has determined that each member of the Nominating/Corporate Governance Committee is independent under the rules of the New York Stock Exchange.

Trustee Independence

The Board evaluates the independence of each trustee annually based on information supplied by trustees and the company, and on the recommendations of the Nominating/Corporate Governance Committee. In making its determinations, the Board also considers the standards for independence in the Corporate Governance Guidelines which reflect the requirements of the New York Stock Exchange. A trustee qualifies as independent unless the Board determines that the director has a material relationship with Public Storage based on all relevant facts and circumstances.

At its most recent evaluation in February 2009, the Board determined that (1) each member of the Board, other than B. Wayne Hughes, Tamara Hughes Gustavson, Ronald L. Havner, Jr., and B. Wayne Hughes, Jr., and (2) each member of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee has no material relationship with the company and qualifies as independent under the rules adopted by the New York Stock Exchange. In arriving at this conclusion, the Board determined that none of the independent trustees has a material relationship with the company that would compromise the trustee’s independence.

As part of its review, the Board considered Dann V. Angeloff’s relationships with the company. Mr. Angeloff is the general partner of a limited partnership formed in 1973 that owns a mini-warehouse operated by the company. Based on the size of Mr. Angeloff’s interest in the partnership (20%) and the amount of property management fees paid by the limited partnership to the company (approximately $75,000 in 2008), the Board determined that Mr. Angeloff’s relationships with the company are not material and that he qualified as independent under the rules of the New York Stock Exchange.

With respect to Harvey Lenkin, the Board considered that he had been retired from Public Storage for more than three years and had no other business relationships with the company other than as a trustee of Public Storage and a director of PS Business Parks, Inc. The Board determined that these relationships were not material for purposes of independence and that Mr. Lenkin qualified as independent under the rules of the New York Stock Exchange.

Compensation of Trustees

General Compensation Arrangements. Compensation for non-management trustees who are not officers or employees of Public Storage or an affiliate (currently, all trustees other than B. Wayne Hughes and Ronald L. Havner, Jr.) is set by the Board after consideration of the recommendations of the Nominating/Corporate Governance Committee. The Board has approved the mix of cash and equity compensation described below.

Retainers. Retainers are paid in cash quarterly and are pro-rated when a trustee joins the Board other than at the beginning of a calendar year. During 2008, non-management trustees were entitled to receive the following annual retainers for Board service:

Annual Retainer
Board member	$40,000
Audit Committee chair’s supplemental retainer	$10,000
Other committee chairs’ supplemental retainer	$5,000
Committee member	$7,500

Equity Awards. During 2008, each non-management trustee elected to the Board at the annual meeting received an annual grant of a non-qualified stock option to acquire 5,000 common shares, which vested in three equal annual installments based on continued service. The annual grants were made immediately following the annual meeting of shareholders at the closing price for the company’s common shares on the New York Stock Exchange on such date.

Each new non-management trustee is, upon the date of his or her initial election by the Board or the shareholders to serve as a trustee, granted a non-qualified option to purchase 15,000 common shares, which vests in equal installments over three years based on continued service.

Consulting Arrangement. Pursuant to a consulting arrangement approved by the Compensation Committee and by the disinterested trustees in March 2004, B. Wayne Hughes, Chairman of the Board and former Chief Executive Officer, (1) agreed to be available for up to 50 partial days a year for consulting services, (2) receives compensation of $60,000 per year and, if requested, the use of a company car, and (3) is provided with the services of an executive assistant and office at the company’s headquarters. The consulting arrangement expires on December 31, 2013.

The table on the following page presents the compensation provided by the company to our non-management trustees for the fiscal year ended December 31, 2008.

Trustee Compensation in Fiscal 2008

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (d)(e)	All Other Compensation ($)	Total ($)
Dann V. Angeloff	$60,000	$32,686	0	$92,686
William C. Baker	$47,500	$32,686	0	$80,186
John T. Evans	$61,875	$20,495	0	$82,370
Tamara Hughes Gustavson (a)	$4,777	$1,573	0	$6,350
Uri P. Harkham	$47,500	$32,686	0	$80,186
Ronald L. Havner, Jr. (b)	NA	NA	NA	—
B. Wayne Hughes (c)	NA	NA	$60,000	$60,000
B. Wayne Hughes, Jr.	$40,000	$25,132	0	$65,132
Harvey Lenkin	$40,000	$31,040	0	$71,040
Gary E. Pruitt	$64,533	$68,810	0	$133,343
Daniel C. Staton	$69,443	$32,686	0	$102,129

(a)	Ms. Gustavson became a trustee on November 25, 2008. Her cash fees are pro-rated for her period of service.
(b)	Ronald L. Havner, Jr., our Vice Chairman, Chief Executive Officer and President, does not receive any compensation for his service as a trustee. Mr. Havner’s compensation as Chief Executive Officer and President of Public Storage is described beginning on page 18.
(c)	B. Wayne Hughes received $60,000 as compensation for consulting services during 2008 pursuant to the consulting agreement with Public Storage described above. Although Mr. Hughes is also entitled to use a company- leased car under his agreement, he elected not to do so for 2008.
(d)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with FAS 123(R), disregarding estimates relating to forfeitures due to service based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 10 to the company’s audited financial statements for the fiscal year ended December 31, 2008, included in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2009. In addition, on May 8, 2008, following the 2008 Annual Meeting of Shareholders, each non-management trustee elected at the annual meeting was awarded a stock option grant for 5,000 shares with a fair value in accordance with FAS 123(R) as of the grant date of $23,450. Ms. Gustavson joined the Board on November 25, 2008 and was awarded a stock option grant for 15,000 shares with a fair value in accordance with FAS 123(R) as of the date of grant of $47,850.
(e)	As of December 31, 2008, each non-management trustee had the following number of options outstanding: Dann V. Angeloff: 17,500, of which 8,332 are fully vested and exercisable; William C. Baker: 30,000, of which 20,832 are fully vested and exercisable; John T. Evans: 18,745, of which 11,662 are fully vested and exercisable; Tamara Hughes Gustavson: 15,000, of which none are fully vested and exercisable; Uri P. Harkham: 15,000, of which 5,832 are fully vested and exercisable; B. Wayne Hughes, Jr.: 12,500, of which 4,166 are fully vested and exercisable; Harvey Lenkin: 12,500, of which 3,332 are fully vested and exercisable; Gary E. Pruitt: 38,120, of which 24,786 are fully vested and exercisable; Daniel C. Staton: 21,667, of which 12,499 are fully vested and exercisable. Mr. Havner had 460,150 of which 377,149 are fully vested and exercisable. Mr. Havner’s options were granted to him in his capacity as a senior executive of Public Storage.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Daniel C. Staton (Chairman), John T. Evans, Uri P. Harkham and Gary E. Pruitt, none of whom has ever been an employee of the company. No member of the committee had any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K. No executive officer of Public Storage served on the Compensation Committee or Board of Trustees of any other entity which has an executive officer who also served on the Compensation Committee or Board of Trustees of Public Storage at any time during 2008.

Messrs. Hughes, Havner, Lenkin and Hughes, Jr. and Ms. Gustavson are present or former officers of Public Storage and are members of the Board of Trustees.

Consideration of Candidates for Trustee

Shareholder Recommendations. The policy of the Nominating/Corporate Governance Committee is to consider properly submitted shareholder recommendations of candidates for membership on the Board of Trustees as described below under “Identifying and Evaluating Nominees for Trustees.” Under this policy, shareholder recommendations may only be submitted by shareholders who would be entitled to submit shareholder proposals under the SEC rules. In evaluating recommendations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Trustee Qualifications.” Any shareholder recommendations proposed for consideration by the Nominating/Corporate Governance Committee should include the candidate’s name and qualifications for Board membership, including the information required under Regulation 14A under the Securities and Exchange Act of 1934, and should be addressed to: Stephanie Heim, Corporate Secretary, Public Storage, 701 Western Avenue, Glendale, California 91201.

Deadline to Propose or Nominate Individuals to Serve as Trustees

A shareholder may send a proposed trustee candidate’s name and information to the Board at any time. Generally, such proposed candidates are considered at the Nominating/Corporate Governance Committee meeting prior to the annual meeting.

To nominate an individual for election at the 2009 annual shareholder meeting, the shareholder must give timely notice to the Corporate Secretary in accordance with Public Storage’s Bylaws, which, in general, require that the notice be received by the Corporate Secretary between the close of business on November 28, 2008 and the close of business on December 28, 2008, unless the date of the 2009 proxy statement is moved by more than 30 days before or after the anniversary of the date of this proxy statement, in which case the nomination must be received not earlier than November 28, 2008 and not later than December 28, 2008 or the tenth day following the date we announce publicly the date for our 2009 proxy statement.

Trustee Qualifications. Members of the Board should have high professional and personal ethics and values. They should have broad experience at the policy-making level in business or other relevant experience. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all trustee duties. Each trustee must represent the interests of all shareholders.

Identifying and Evaluating Nominees for Trustees. The Nominating/Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for trustee. The Nominating/Corporate Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating/Corporate Governance Committee considers various potential candidates for trustee. Candidates may come to the attention of the Nominating/Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at meetings of the Nominating/Corporate Governance Committee, and may be considered at any point during the year. As described above, the Nominating/Corporate Governance Committee considers properly submitted shareholder recommendations of candidates for the Board. Following verification of the shareholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating/Corporate Governance Committee prior to the issuance of the proxy statement for the annual meeting. If any materials are provided by a shareholder in connection with the recommendation of a trustee candidate, such materials are forwarded to the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Communications with the Board

The company provides a process by which shareholders and interested parties may communicate with the Board. Communications to the Board should be addressed to: Stephanie Heim, Corporate Secretary, Public Storage, 701 Western Avenue, Glendale, California 91201. Communications that are intended for a specified individual Board member or group of Board members should be addressed c/o Corporate Secretary at the above address and will be forwarded to the Board member(s).

Business Conduct Standards and Code of Ethics

The Board of Trustees has adopted a Trustees’ Code of Ethics for members of the Board and Business Conduct Standards applicable to officers and employees. The Board has also adopted a Code of Ethics for its senior financial officers, including the company’s principal executive officer, principal financial officer and principal accounting officer that has additional requirements for those individuals. The Code of Ethics for senior financial officers covers those persons serving as the company’s principal executive officer, principal financial officer and principal accounting officer, currently Ronald L. Havner, Jr. and John Reyes, respectively.

The Trustees’ Code of Ethics, the Business Conduct Standards, and the Code of Ethics for senior financial officers may be found on the Public Storage website at www.publicstorage.com/Corporateinformation/CorpGovernance.aspx and in print to any shareholder who requests a copy by writing to the Corporate Secretary. Any amendments or waivers to the code of ethics for trustees or executive officers will be disclosed on our website or other appropriate means in accordance with applicable SEC and New York Stock Exchange requirements.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to set forth its guidelines for overall governance practices. These Guidelines can be found at www.publicstorage.com/Corporateinformation/CorpGovernance.aspx on the Public Storage website. Shareholders can request a copy of the Guidelines by writing to the Corporate Secretary.

Executive Sessions and Presiding Trustee

The non-management trustees meet regularly without the presence of management. These meetings are held on a regular basis, generally following each regularly scheduled Board meeting and at the request of any non-management trustee. In addition, the independent trustees meet separately at least once annually. The position of presiding trustee of these sessions generally rotates among the chairs of the standing committees of the Board.

PROPOSAL 1

ELECTION OF TRUSTEES

Nominees for Trustee

Pursuant to its authority under the Public Storage by-laws, the Board has set the number of trustees at eleven. All ten members of the Board of Trustees elected at the 2008 annual meeting are standing for re-election for a term expiring at the 2010 annual meeting of shareholders or until their successors have been duly elected and qualified, or their earlier death, removal, retirement or resignation. Tamara Hughes Gustavson joined the Board on November 25, 2008 and is standing for re-election for a term expiring at the 2010 annual meeting of shareholders.

Each of the individuals nominated for election at the Annual Meeting has been recommended by the Nominating/Corporate Governance Committee of the Board of Trustees and approved by a majority of the independent trustees of Public Storage. We believe that each nominee for election as a trustee will be able to serve if elected. If any nominee is not able to serve, proxies may be voted in favor of the remainder of those nominated and may be voted for substitute nominees, if designated by the Board.

Set forth below is information concerning each of the nominees for trustee:

B. Wayne Hughes, age 75, has been a member of the Board of Public Storage since its organization in 1980. Mr. Hughes was President and Co-Chief Executive Officer from 1980 until November 1991 when he became Chairman of the Board and sole Chief Executive Officer. Mr. Hughes retired as Chief Executive Officer in November 2002 and remains Chairman of the Board. Mr. Hughes is currently a private investor and operates a horse farm in Kentucky. Mr. Hughes has been active in the real estate investment field for over 30 years. He is the father of B. Wayne Hughes, Jr., and Tamara Hughes Gustavson, who are also members of the Public Storage Board.

Ronald L. Havner, Jr., age 51, has been the Vice-Chairman, Chief Executive Officer and a member of the Board of Public Storage since November 2002 and President since July 1, 2005. Mr. Havner joined Public Storage in 1986 and held a variety of senior management positions until his appointment as Vice-Chairman and Chief Executive Officer in 2002. Mr. Havner has been Chairman of Public Storage’s affiliate, PS Business Parks, Inc. (PSB), since March 1998 and was Chief Executive Officer of PSB from March 1998 until August 2003. He is also a member of the Board of Governors and the Executive Committee of the National Association of Real Estate Investment Trusts, Inc. (NAREIT). He is also a director of Business Machine Security, Inc., General Finance Corporation and a member of the NYU REIT Center Board of Advisors.

Dann V. Angeloff, age 73, Chairman of the Nominating/Corporate Governance Committee and a member of the Audit Committee, has been a member of the Board of Public Storage since its organization in 1980. Mr. Angeloff has been President of the Angeloff Company, a corporate financial advisory firm, since 1976. Mr. Angeloff is currently the general partner and owner of a 20% interest in a limited partnership that in 1974 purchased a self-storage facility operated by Public Storage. He is a director of Bjurman, Barry Fund, Inc., Electronic Recyclers International, Nicholas/Applegate Fund, Retirement Capital Group and SoftBrands, Inc.

William C. Baker, age 75, a member of the Nominating/Corporate Governance Committee, joined Public Storage’s Board in November 1991. Mr. Baker was Chairman and Chief Executive Officer of Callaway Golf Company from August 2004 until August 2005. From August 1998 through April 2000, he was President and Treasurer of Meditrust Operating Company, a real estate investment trust. From April 1996 to December 1998, Mr. Baker was Chief Executive Officer of Santa Anita Companies, which then operated the Santa Anita Racetrack. From April 1993 through May 1995, he was President of Red Robin International, Inc., an operator and franchisor of casual dining restaurants in the United States and Canada. From January 1992 through December 1995, Mr. Baker was Chairman and Chief Executive Officer of Carolina Restaurant Enterprises, Inc., a franchisee of Red Robin International, Inc. From 1991 to 1999, he was Chairman of the Board of Coast Newport Properties, a real estate brokerage company. From 1976 to 1988, Mr. Baker was a principal shareholder and Chairman and Chief Executive Officer of Del Taco, Inc., an operator and franchisor of fast food restaurants in California. He is a director of California Pizza Kitchen and Javo Beverage Company, a supplier of coffee, tea and other beverage mixes.

John T. Evans, age 70, a member of the Nominating/Corporate Governance Committee and the Compensation Committee, became a member of the Board of Public Storage in August 2003. Mr. Evans has been a partner in the law firm of Osler, Hoskin & Harcourt LLP, Toronto, Canada from April 1993 to the present and in the law firm of Blake, Cassels & Graydon LLP, Toronto, Canada from April 1966 to April 1993. Mr. Evans specializes in business law matters, securities, restructurings, mergers and acquisitions and advising on corporate governance. Mr. Evans is a director of Cara Operations Inc., Kubota Metal Corporation, and Vice-Chairman of Toronto East General Hospital. Until August 2003, Mr. Evans was a director of Canadian Mini-Warehouse Properties Ltd., a Canadian corporation owned by B. Wayne Hughes and members of his family.

Tamara Hughes Gustavson, age 47, became a member of the Board of Public Storage in November 2008. She was employed by Public Storage from 1978 to 2003, serving most recently as Vice President, Administration. She also serves on the Board of Directors of the USC-CHLA Institute for Pediatric Clinical Research. Ms. Gustavson is the daughter of B. Wayne Hughes, Chairman of the Board, and the sister of B. Wayne Hughes, Jr., also a Trustee.

Uri P. Harkham, age 60, a member of the Compensation Committee, became a member of the Board of Public Storage in March 1993. Mr. Harkham has been the President and Chief Executive Officer of Harkham Industries, which specializes in designing, manufacturing and marketing women’s clothing under its four labels, Harkham, Hype, Jonathan Martin and Johnny Martin, since its organization in 1974. Since 1978, Mr. Harkham has been the Chief Executive Officer of Harkham Family Enterprises, a real estate firm specializing in buying and rebuilding retail and mixed use real estate throughout Southern California.

B. Wayne Hughes, Jr., age 49, became a member of the Board of Public Storage in January 1998. He was employed by Public Storage from 1989 to 2002, serving as Vice President—Acquisitions of Public Storage from 1992 to 2002. Mr. Hughes, Jr. is currently Vice President of American Commercial Equities, LLC and its affiliates, companies engaged in the acquisition and operation of commercial properties in California. He is the son of B. Wayne Hughes, Chairman of the Board, and the brother of Tamara Hughes Gustavson, also a Trustee.

Harvey Lenkin, age 72, became a member of the Board of Public Storage in 1991. Mr. Lenkin retired as President and Chief Operating Officer of Public Storage in 2005, and was a consultant for Public Storage until July 1, 2006. Mr. Lenkin was employed by Public Storage or its predecessor for 27 years. He has been a director of Public Storage’s affiliate, PS Business Parks, Inc., since March 1998 and was President of PS Business Parks, Inc. from 1990 until March 1998. He is also a director of Paladin Realty Income Properties I, Inc., a director of Huntington Hospital, Pasadena, California and serves on the Board of the Ronald McDonald House Charity of Southern California.

Gary E. Pruitt, age 58, Chairman of the Audit Committee and a member of the Compensation Committee, became a member of the Board of Public Storage in August 2006 in connection with the merger of Shurgard Storage Centers, Inc. with Public Storage. Mr. Pruitt was previously a director of Shurgard. He is the Chairman and Chief Executive Officer of Univar N.V., a chemical distribution company based in Bellevue, Washington with distribution centers in the United States, Canada and Europe. Mr. Pruitt joined Univar in 1978 and held a variety of senior management positions until his appointment as Chairman and Chief Executive Officer in 2002.

Daniel C. Staton, age 56, Chairman of the Compensation Committee and a member of the Audit Committee, became a member of the Board of Public Storage in March 1999 in connection with the merger of Storage Trust Realty with Public Storage. Mr. Staton was Chairman of the Board of Trustees of Storage Trust Realty from February 1998 until March 1999 and a Trustee of Storage Trust Realty from November 1994 until March 1999. He is Chairman of Staton Capital, an investment and venture capital company and the Co-Chief Executive Officer of FriendFinder Networks Inc. (formerly PMGI), a print and electronic media company and Chief Executive Officer of Enterprise Acquisition Corp. Mr. Staton was the Chief Operating Officer and Executive Vice President of Duke Realty Investments, Inc. from 1993 to 1997 and a director of Duke Realty Investments, Inc. from 1993 until August 1999.

Vote Required and Board Recommendation. The eleven nominees receiving the greatest number of votes duly cast for their election as trustees will be elected.

Your Board of Trustees recommends that you vote “FOR” the election of each nominee named above.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Trustees has appointed Ernst & Young LLP, as the independent registered public accounting firm for Public Storage for the fiscal year ending December 31, 2009.

Although the Public Storage bylaws do not require that shareholders ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm, Public Storage is asking its shareholders to ratify this appointment because it believes that shareholder ratification of the appointment is a matter of good corporate practice. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP as the independent registered public accounting firm for Public Storage, but may determine to do so. Even if the appointment of Ernst & Young LLP is ratified by the shareholders, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of Public Storage and its shareholders.

Representatives of Ernst & Young LLP, the independent registered public accounting firm for Public Storage since its organization in 1980, will be in attendance at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so and to respond to any appropriate shareholder inquiries.

Fees Billed to the company by Ernst & Young LLP for 2008 and 2007

The following table shows the fees billed or expected to be billed to Public Storage by Ernst & Young for audit and other services provided for fiscal 2008 and 2007:

	2008	2007
Audit Fees (a)	$925,000	$1,570,000
Audit-Related Fees (b)	$45,000	$36,000
Tax Fees (c)	$879,000	$1,686,000
All Other Fees (d)	$2,000	$—

Total	$1,851,000	$3,292,000

(a)	Audit fees represent fees for professional services provided in connection with the audits of Public Storage’s annual financial statements and internal control over financial reporting, review of the quarterly financial statements included in Public Storage’s quarterly reports on Form 10-Q and services in connection with the company’s registration statements and securities offerings. The significant decrease reflects the absence in 2008 of stand-alone and statutory audit requirements of our European operations following the deconsolidation of Shurgard Europe as a result of our disposition of a 51% interest in Shurgard Europe on March 31, 2008.
(b)	Audit-related fees represent professional services for auditing Public Storage’s 401(k) plan financial statements.
(c)	During 2008, tax fees included $782,000 for preparation of federal and state income tax returns for Public Storage and its consolidated entities and $97,000 for various tax consulting matters. During 2007, tax fees included $1,378,000 for preparation of federal and state income tax returns for the company and its consolidated entities, and $308,000 for tax planning and consulting, principally representing due diligence work in connection with the company’s proposed share offering in Europe.
(d)	All other fees represent subscription fees for an online accounting research database.

The Audit Committee has adopted a pre-approval policy relating to any services provided by the company’s independent registered public accounting firm. Under this policy the Audit Committee of the company pre-approved all services performed by Ernst & Young LLP during 2008. At this time, the Audit Committee has not delegated pre-approval authority to any member or members of the Audit Committee.

Required Vote

Ratification of the appointment of Ernst & Young LLP requires approval by a majority of the votes represented at the meeting and entitled to vote. For these purposes, an abstention or broker non-vote will not be treated as a vote cast.

Your Board of Trustees recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

Audit Committee Report

The Audit Committee consists of three trustees, each of whom has been determined by the Board to meet the New York Stock Exchange standards for independence and the Securities and Exchange Commission’s requirements for audit committee member independence. The Audit Committee operates under a charter adopted by the Board of Trustees.

Management is responsible for the company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and necessarily relies on the work and assurances of the company’s management and of the company’s independent registered public accounting firm.

In this context, the Audit Committee has met with management and Ernst & Young LLP, the company’s independent registered public accounting firm, and has reviewed and discussed with them the audited consolidated financial statements. Management represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented.

The company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the Public company Accounting Oversight Board’s Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence”, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. In addition, the Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to the company is compatible with the firm’s independence.

During 2008, management documented, tested and evaluated the company’s system of internal controls over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and SEC regulations adopted thereunder. The Audit Committee met with representatives of management, the internal auditors, legal counsel and the independent registered public accountants on a regular basis throughout the year to discuss the progress of the process. At the conclusion of this process, the Audit Committee received from management its assessment and report on the effectiveness of the company’s internal controls over financial reporting. In addition, the Audit Committee received from Ernst & Young LLP its attestation report on management’s assessment and report on the company’s internal controls over financial reporting. The Audit Committee reviewed and discussed the results of management’s assessment and Ernst & Young’s attestation.

Based on the foregoing and the Audit Committee’s discussions with management and the independent registered public accounting firm, and review of the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board of Trustees, and the Board has approved, that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Gary E. Pruitt (Chairman)
Dann V. Angeloff
Daniel C. Staton

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our trustees and executive officers, and persons who own more than 10% of any registered class of our equity securities to file with the SEC initial reports of beneficial ownership of Public Storage’s equity securities on Form 3 and reports of changes in beneficial ownership on Form 4 or Form 5. The due dates of the reports are established by statute and the rules of the SEC. To our knowledge, based solely on a review of the reports we filed on behalf of our trustees and executive officers and written representations from these individuals that no other reports were required, all Section 16(a) filing requirements applicable to our trustees and executive officers were complied with for fiscal 2008, except that Brian J. Fields reported one day late a transaction in September 2008 and a transaction in November 2008.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of the dates indicated with respect to persons known to us to be the beneficial owners of more than 5% of the outstanding common or the depositary shares:

	Common Shares Beneficially Owned		Depositary Shares Each Representing 1/1,000 of an Equity Share, Series A Beneficially Owned
Name and Address	Number of Shares	Percent of Class	Number of Shares	Percent of Class
B. Wayne Hughes (1)	7,695,722	4.5%	56,494	0.7%
B. Wayne Hughes, Jr. (1)	4,948,551	2.9%	39,845	0.5%
Tamara Hughes Gustavson (1)	21,240,124	12.6%	1,201,590	14.3%
B. Wayne Hughes, Jr. and Tamara Hughes Gustavson (1)	11,348	—	43	—

Total	33,895,745	20.0%	1,297,972	15.5%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355 (2)	9,510,182	5.6%	—	—

(1)	This information is as of March 16, 2009. B. Wayne Hughes, B. Wayne Hughes, Jr. and Tamara Hughes Gustavson have filed a joint Schedule 13D, as amended most recently on March 16, 2009 to report their collective ownership of common shares and depositary shares and may constitute a “group” within the meaning of section 13(d)(3) of the Securities Exchange Act of 1934, although each of these persons disclaims beneficial ownership of the shares owned by the others. The address for the Hughes family is 701 Western Avenue, Glendale, California 91201.
(2)	This information is as of December 31, 2008 and is based on a Schedule 13G filed on February 13, 2009 by Vanguard Group, Inc. to report that it has sole voting power of 159,156 common shares and sole dispositive power of 9,510,182 common shares.

Security Ownership of Management

The following table sets forth information as of March 16, 2009 concerning the beneficial ownership of common shares and depositary shares by each of our trustees, the chief executive officer, the chief financial officer and the other three most highly compensated persons who were executive officers of the company on December 31, 2008 and all trustees and executive officers as a group:

	Common Shares Beneficially Owned			Depositary Shares Each Representing 1/1,000 of an Equity Share, Series A Beneficially Owned
Name	Number of Shares		Percent	Number of Shares		Percent
B. Wayne Hughes	7,695,722	(1)(7)	4.5%	56,494		*
Ronald L. Havner, Jr.	35,300	(1)(3)		39,211		*
	377,149	(2)

	412,449		*
Dann V. Angeloff	59,100	(1)(5)		43,080		*
	8,332	(2)

	67,432		*
William C. Baker	27,500	(1)		455		*
	20,832	(2)

	48,332		*
John T. Evans	1,000	(1)		—		—
	11,662	(2)

	12,662		*
Tamara Hughes Gustavson	21,240,124	(1)(6)(7)(8)	12.6%	1,201,590	(8)	14.3%
Uri P. Harkham	58,829	(1)		3,402		*
	5,832	(2)

	64,661
B. Wayne Hughes, Jr.	4,948,551	(1)(6)(7)		39,845	(6)	*
	4,166	(2)

	4,952,717		2.9%
Harvey Lenkin	132,587	(1)(4)		7,624	(4)	*
	3,332	(2)

	135,919		*
Gary E. Pruitt	1,312	(1)		—		—
	24,786	(2)

	26,098		*
Daniel C. Staton	14,038	(1)		47		*
	12,499	(2)

	26,537		*
John Reyes	38,477	(1)		26,128		*
	258,625	(2)

	297,102		*
David F. Doll	3,883	(1)		—		—
	101,625	(2)

	105,508		*
Candace N. Krol	2,802	(1)		—		—
	49,187	(2)

	51,989		*
All Trustees and Executive Officers as a Group	34,259,225	(1)(3)(4)(5)(6)(7)(8)(9)
	878,027	(2)

(14 persons)	35,137,252		20.7%	1,417,876	(1)(3)(5)(6)	16.9%

*	Less than 1%.

(1)	Represents common shares or depositary shares, as applicable, beneficially owned as of March 16, 2009. Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares. Includes shares credited to the accounts of the executive officers of Public Storage that are held in the 401(k) Plan. Does not include restricted share units described in note (2) to the summary compensation table under “Compensation—Compensation of Executive Officers” unless such units would vest within 60 days of March 16, 2009.
(2)	Represents options exercisable within 60 days of March 16, 2009 to purchase common shares.
(3)	Common shares include 300 common shares held of record or beneficially by Mr. Havner’s son as to which he has investment power. Depositary shares include 2,500 depositary shares held of record or beneficially by Mr. Havner’s spouse as to which she has investment power.
(4)	Common shares include 1,085 common shares held of record or beneficially by Mr. Lenkin’s spouse as to which she has investment power. Depositary shares include 213 depositary shares held of record or beneficially by Mr. Lenkin’s spouse as to which she has investment power.
(5)	Includes 2,000 common shares held by Mr. Angeloff’s spouse as to which she has investment power. Depositary shares include 12,930 depositary shares held of record or beneficially by Mr. Angeloff’s spouse as to which she has investment power.
(6)	Common shares include 44,259 common shares held of record or beneficially by Mr. Hughes, Jr.’s spouse or their children as to which she has investment power, 8,005 shares held jointly by Mr. Hughes, Jr. and his spouse as to which they share investment power and 11,348 common shares held jointly by Mr. Hughes, Jr. and Ms. Hughes Gustavson as to which they share investment power. Depositary shares include 1,371 depositary shares held of record or beneficially by Mr. Hughes, Jr.’s spouse or their children as to which she has investment power, and 43 depositary shares held jointly by Mr. Hughes, Jr. and Ms. Hughes Gustavson as to which they share investment power and 2,953 depositary shares held indirectly by a custodian for the benefit of Mr. Hughes, Jr.’s children.
(7)	Includes 500,000 common shares held by B. Wayne Hughes, 1,200,000 common shares held by B. Wayne Hughes, Jr. and 10,994,708 common shares held by Tamara Hughes Gustavson (including 5,199,466 shares pledged to a family trust) that have been pledged as security.
(8)	Common shares include 37,080 common shares held of record or beneficially by Ms. Gustavson’s spouse and 5,500 shares held by Ms. Gustavson and her spouse. Depositary shares include 1,204 depositary shares held of record or beneficially by Ms. Gustavson’s spouse. Does not include 11,348 common shares held jointly by Ms. Gustavson and Mr. Hughes, Jr. as to which they share investment power. Does not include 43 depositary shares held jointly by Ms. Gustavson and Mr. Hughes, Jr. as to which they share investment power.
(9)	Includes shares held of record or beneficially by members of the immediate family of executive officers of the company and shares represented by units that credited to the accounts of the executive officers of Public Storage that are held in the 401(k) Plan.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overall Executive Compensation Philosophy.

Our goal is to hire, retain and motivate our senior management to meet and exceed expectations and to contribute to the growth and profitability of Public Storage. We pay our senior management a mix of cash compensation and long-term equity compensation we consider appropriate in view of individual and corporate performance, competitive levels, and our objective of aligning individual and shareholder interests to maximize the value of our shareholders’ investment in our securities. In general, our compensation program for executive officers consists of (1) payment of a base salary, (2) potentially, short-term incentives in the form of cash bonuses, and (3) long-term incentives in the form of equity awards, which for 2008, included stock option and/or restricted share/unit awards, each of which vest upon continued service.

As discussed in more detail below, because each component of our compensation program is designed to accomplish or reward different objectives, historically and in 2008, the Compensation Committee determined the award of each component separately. Historically and in 2008, the Compensation Committee did not retain or rely on information provided by any third-party compensation consultant in setting compensation levels and awards for our named executive officers.

Our Compensation Committee made all final compensation decisions for the named executive officers for 2008 other than the chief executive officer. The independent members of the Board of Trustees approved the compensation of our Chief Executive Officer after considering the recommendations of the Compensation Committee and other Board members, including the Chairman of the Board. For more information on the Compensation Committee and its responsibilities, see “Corporate Governance—Compensation Committee” on page 5 above.

Elements of Compensation.

Base Salaries. Base salaries provide a base level of monthly income for our named executive officers. We believe that paying a base salary enables us to attract and retain executives and is market practice. We establish base salaries at a level so that a significant portion of the total cash compensation such executives can earn is performance-based (through annual and special incentive compensation).

Base salaries are set based on factors, as applicable and as discussed below, that include whether levels are competitive with comparable REITs and/or competitive conditions in the local market, an individual’s performance and responsibilities and the business judgment of the members of the Compensation Committee. The factors considered also include input from Board members, including the Chairman of the Board, with respect to Mr. Havner’s base salary, and the recommendations of Mr. Havner for the other named executive officers. In general, the Compensation Committee reviews base salaries annually for the named executive officers other than the chief executive officer. Since 2004, the independent members of the Board, after considering the recommendations of the Compensation Committee and other Board members, have set the base salary of Mr. Havner for three-year periods.

Bonuses. We historically have paid annual cash bonuses to reward our executive officers, including each of the named executive officers, for the achievement of financial and operational goals and individual performance objectives to enable Public Storage to meet long and short-term goals. The objectives generally relate to financial factors, such as growth in funds from operations (FFO), revenue or funds available for distribution (FAD), and the achievement of other corporate, operational and financial goals, including acquisitions and strategic transactions. We also may reward the accomplishment of significant transactions with special cash bonuses that may be paid upon successful completion of the transaction, as we did in 2008 for the successful disposition of a 51% interest in our European operations. These bonuses, like the annual bonuses, are subject to the discretion of the Compensation Committee.

The Committee’s decision to pay annual cash bonuses for 2008 performance was based on the company’s achievement of positive growth as compared to 2007 in three key performance metrics of the company: (1) FFO, (2) revenues, and (3) FAD, in each case after adjusting the metrics for the impact of the disposition of 51% of Shurgard Europe and other unusual transactions. For purposes of these targets, FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets, and FAD represents FFO, plus (1) impairment charges with respect to real estate assets, (2) the non-cash portion of stock-based compensation expense, (3) noncash allocations to or from preferred equity holders, less capital expenditures to maintain our facilities and (4) elimination of any gain or loss on foreign exchange. Year-over-year revenue comparisons did not include Shurgard Europe revenues recorded for 2007 or for the first quarter of 2008 to adjust for the sale of a 51% interest in Shurgard Europe.

The Committee selected these factors as the key financial metrics based on their importance to our senior executive team and investors. The Committee typically sets a target and maximum for cash bonus payments for each individual executive officer to comply with Section 162(m) of the Internal Revenue Code, as amended. The actual bonus amounts were subject to the discretion of the Compensation Committee based on their collective business judgment.

Equity-Based Compensation. The Compensation Committee believes that our executive officers should have an incentive to improve the company’s performance by having an ongoing stake in the success of our business. The Compensation Committee seeks to create this incentive by granting executive officers various forms of equity in Public Storage, which, as discussed above, for 2008, consisted of stock options and restricted share units to our named executive officers to link part of their compensation to increases in Public Storage’s share price and to provide an incentive to continue employment with Public Storage. Equity awards of stock options or restricted share units are long-term incentives designed to reward long-term growth in the price of Public Storage common shares and shareholder value. Both help retain and motivate executives because they are not exercisable at the time of grant and achieve their maximum value only if the executive continues to be employed by Public Storage for a period of years.

Stock Options

Stock options have value solely to the extent that the price of our common shares increases over the grant price over the term of the option. Stock options are granted with an exercise price of not less than 100% of the fair market value of our common shares on the date of grant, so that the executive officer may not profit from the option unless the price of our common shares increase. Options granted by the Compensation Committee also are designed to help us retain executive officers in that options are not exercisable at the time of grant, and achieve their maximum value only if the executive remains in the company’s employ for a period of years.

With respect to option awards to the named executive officers, as discussed in more detail below, the Compensation Committee determines award levels in their discretion, with input from other Board members, including the Chairman of the Board with respect to stock option awards to Mr. Havner, the recommendations of Mr. Havner for the other named executive officers, and consideration of an individual’s responsibilities and performance and equity awards at other S&P 500 REITs.

Restricted Share Units

Restricted share units increase in value as the value of our common shares increases, and vest over time provided that the executive officer remains employed at Public Storage. Accordingly, awards of restricted share units serve the Committee’s objectives of retaining Public Storage executive officers and other employees and motivating them to advance the interests of Public Storage and its shareholders. They also may offer value during difficult market conditions which may enhance their retention value at a time when we may most need executive talent.

Equity Grant Practices

Grants to all of our executive officers, including the named executive officers, must be approved by the Compensation Committee of the Board, which consists entirely of independent trustees. Grants occur only at meetings of the Compensation Committee (including telephonic meetings) and such grants are made effective as of the date of the meeting or a future date if appropriate (such as in the case of a new hire). Equity awards are not timed in coordination with the release of material non-public information. The exercise price of all options granted is equal to the closing market price of our common shares on the date of grant.

Our executive officers may receive stock options, restricted share units or a mix based on the determination of the Compensation Committee in its discretion. The Compensation Committee does not set awards based on a fixed weighting between stock options and restricted share units. In general, the Compensation Committee considers equity awards for executive officers in connection with their annual performance review.

Historically, the awards to executive officers other than the chief executive officer have vested over an extended period, typically eight years for restricted share unit awards and five years for stock options, which the Compensation Committee believes is appropriate for retention purposes. With respect to awards of restricted share units to the named executive officers other than Mr. Havner, the Compensation Committee determines award levels based on recommendations from Mr. Havner, taking into consideration an individual’s responsibilities and performance and equity awards at other S&P 500 REITs, as discussed in more detail below. Historically, the Committee has not awarded restricted share units to Mr. Havner and has instead awarded stock options with three-year vesting schedules designed to motivate and reward growth in Public Storage’s share price.

Equity awards, including grants of stock options, to employees who are not executive officers, are made by the Equity Awards Committee of the Board, which consists of two trustees appointed by the Board, currently and in 2008, Messrs. Hughes and Havner. The Equity Awards Committee acts after consideration of management recommendations. Grants of stock options to new hires who are not executive officers are generally made by the Equity Awards Committee on a quarterly basis during the last month of the calendar quarter following an individual’s date of hire. Equity grants to other employees may be made at other times during the year, but are not timed in coordination with the release of material non-public information.

Role of Executive Officers. In general, Mr. Havner attends all meetings of the Compensation Committee at which (1) compensation of the other named executive officers is discussed, or (2) company-wide compensation matters, such as consideration of a new equity plan, are discussed. Mr. Havner does not vote on items before the Compensation Committee and as discussed in more detail below, the Compensation Committee and the Board solicit Mr. Havner’s view on the performance of the executive officers reporting to him, including each of the other named executive officers. In general, the Compensation Committee sets the base salaries, bonus and equity compensation for the other named executive officers after consideration of the recommendations prepared by Mr. Havner with respect to the appropriate amounts to reward and incentivize each named executive officer. In addition, the Compensation Committee solicits the views of the Chairman of the Board and other Board members, particularly with respect to compensation of Mr. Havner.

The Compensation Committee met twice during 2008. Mr. Havner attended one of the meetings at which compensation matters concerning the named executive officers who reported to Mr. Havner, but was not present for the portion of the meeting when the Committee discussed its decision to award Mr. Havner his annual bonus. Mr. Havner did not attend the second meeting at which the Committee reviewed recommendations for Mr. Havner’s bonus in connection with completion of the Shurgard Europe transaction discussed below with the other members of the Board.

Compensation Surveys. Each component of compensation we pay to our named executive officers—salary, cash bonuses and equity compensation—is based generally on the Compensation Committee’s (and, for Mr. Havner, the independent trustees’, and for each named executive officer other than himself, Mr. Havner’s) subjective assessment of each individual’s role and responsibilities and consideration of market compensation rates. Consideration of market rates is an additional factor reviewed by the Compensation Committee in determining compensation levels; we do not “benchmark” or specifically target certain levels of compensation. For our executive officers, generally, we determine market compensation rates by reviewing public disclosures of compensation paid to senior executive officers by other REITs of comparable size and market capitalization that are included in the S&P 500. In 2008, the other S&P 500 REITs that were reviewed were:

•	Apartment Investment Management company (AIMCO);

•	Avalon Bay Communities;

•	Boston Properties, Inc.;

•	Developers Diversified Realty Corporation;

•	Equity Residential;

•	General Growth Properties, Inc.;

•	Host Hotels & Resorts;

•	Kimco Realty Corporation;

•	Plum Creek Timber Company, Inc.;

•	ProLogis;

•	Simon Property Group, Inc.; and

•	Vornado Realty Trust.

The Compensation Committee also bases its payment of base salary and annual bonuses for named executive officers, other than the chief executive officer, on corporate, business unit and individual performance, based on recommendations from Mr. Havner. In establishing individual bonuses for senior executives, the Compensation Committee may consider growth in the intrinsic business value of the enterprise, FFO, revenues and FAD and other financial and corporate objectives, together with the executive officer’s contribution to the company’s growth and profitability, as well as compensation paid to executive officers, including the chief executive officer, at other S&P 500 REITs.

Base Salaries.

Base salary of the CEO. From 2004 through 2007, Mr. Havner’s base salary was set pursuant to annual salary targets set by the Compensation Committee in December of 2004. The targets were conditioned on Mr. Havner’s continued employment with Public Storage and successful achievement of performance goals set annually by the Compensation Committee. Provided the targets were achieved, Mr. Havner was entitled to receive a 10% increase in base salary in December of 2005, 2006 and 2007. In addition, his bonus target for an annual cash bonus was increased by 10% annually during the three-year program.

In 2008, following the expiration of the three-year program, the Compensation Committee undertook a comprehensive evaluation of the appropriate base salary for Mr. Havner. The Compensation Committee considered Mr. Havner’s performance as chief executive officer of Public Storage, his significant accomplishments in growing the company while maintaining substantial liquidity and a conservative balance sheet, and the Board’s strong interest in retaining Mr. Havner as the chief executive officer. The Compensation Committee also considered Mr. Havner’s compensation history, base salaries paid to CEOs at other S&P 500 REITs and the recommendations and input from other board members and particularly the input of the Chairman of the Board, as well as the business judgment of the Compensation Committee members as to the appropriate compensation amounts. The Compensation Committee presented its recommendations to the Board of Trustees during the Board’s executive session in May 2008, which Mr. Havner did not attend.

Following a discussion with the trustees which included a discussion of Mr. Havner’s leadership and significant accomplishments as chief executive officer and the Board’s interest in retaining Mr. Havner as chief executive officer, the independent trustees of the Board, including all the members of the Compensation Committee, unanimously approved an increase in Mr. Havner’s annual base salary to $1 million, with the increase to be effective immediately. The Board further determined that Mr. Havner’s base salary was set at $1 million per year for the three-year period ending in May 2011, provided his performance continued to be satisfactory to the Board.

Base salaries of the other Named Executive Officers. In February 2008, the Compensation Committee reviewed the then-current base salaries of the other named executive officers. The Compensation Committee considered primarily the recommendations of Mr. Havner with respect to changes, including information from Mr. Havner concerning their respective performance and responsibilities, and also considered the base salaries paid to similar officer positions at other S&P 500 REITs. After discussion, the Compensation Committee approved increases in the annual base salary for John Reyes to $600,000; for David F. Doll to $350,000; and for Ms. Krol to $275,000. The salary changes were effective as of January 1, 2008.

In February 2009, the Committee considered whether to increase base salaries for the other named executive officers. After considering the total potential compensation of each and the recommendations of Mr. Havner, the Compensation Committee determined not to increase base salaries for the other named executive officers for 2009.

Bonuses.

Annual Bonuses for 2008 Performance. In March 2008, the Compensation Committee established the 2008 annual bonus performance targets of increased revenues, FFO and FAD in 2008 as compared to 2007 and adjusted for the disposition of 51% of Shurgard Europe and other unusual items. In February 2009, the Compensation Committee considered that the company had achieved positive growth in 2008 revenues, FFO and FAD, after adjustment for the Shurgard Europe transaction and other unusual items. The Compensation Committee also considered Mr. Havner’s leadership and achievements with respect to strengthening the company’s balance sheet with the repurchase of preferred securities and reduction in overall debt and ensuring substantial liquidity at the end of 2008, which the Committee considered substantial achievements during the current recession and financial crisis. The Committee also considered that under Mr. Havner’s leadership, the company’s stock price had declined less than virtually all other major REITs during 2008. Based on its review, the Committee awarded Mr. Havner a bonus for 2008 annual performance of $1,000,000.

With respect to annual cash bonuses for the other named executive officers, the Compensation Committee again considered that the company had achieved the goals set in March 2008 of growth in 2008 revenues, FFO and FAD, adjusted for unusual items including Shurgard Europe, as compared with 2007. The Committee then also considered the recommendations of Mr. Havner with respect to the appropriate bonuses to be paid to the other named executive officers to reward them for their accomplishments. In connection with his recommendations, Mr. Havner provided information prepared by management concerning the compensation of named executive officers at other S&P 500 REITs to help the Compensation Committee assess market compensation rates and the competitiveness of our executive compensation program. In addition, Mr. Havner used the information compiled, together with (i) information as to each executive officer’s responsibilities and achievements, including the role of each named executive officer in accomplishing the corporate objectives set by the Compensation Committee for the previous year, (ii) a self-assessment prepared by the other named executive officers and (iii) assessments of performance prepared by the individual’s peers together with Mr. Havner’s assessment of the individual performance of each named executive officer, to recommend to the Committee the bonus awards for each of the other named executive officers.

Based on its review of the company’s performance against the previously established goals and consideration of the information provided by Mr. Havner, the Committee approved cash bonuses for 2008 performance to John Reyes of $600,000; to Mr. Doll of $320,000; and to Ms. Krol of $275,000. The Committee also noted that under the terms of his offer of employment, Mr. Good was entitled to a cash bonus of $400,000 for 2008 performance.

Shurgard Europe Bonuses. In March 2007, the Compensation Committee considered that a key strategic goal of the company following the acquisition of Shurgard in 2006, was to sell a substantial portion of the assets or equity of Shurgard’s European operations (1) to monetize a portion of Public Storage’s investment, (2) to facilitate the long-term growth of the European operations and (3) to reduce Public Storage’s exposure to the risks of international operations. In view of the significant potential benefits to Public Storage if this goal was achieved and the challenges to accomplish the goal while continuing to grow Public Storage’s domestic self-storage business, the Compensation Committee determined to establish significant bonus targets separate from the regular annual bonus targets that focused on Public Storage growth. After consideration, the Compensation Committee determined for Section 162(m) purposes that Mr. Havner and each of the other named executive officers would be eligible for a separate bonus of up to ten times his or her base salary upon the successful completion of a the sale of a substantial portion of the assets or equity of the Shurgard European operations, to position it for long-term, sustainable growth. As was the case for the annual cash bonus plan, the Compensation Committee retained the right to exercise negative discretion pursuant to Section 162(m) of the Internal Revenue Code to reduce the actual amount of the award.

In May 2007, Mr. Havner reviewed with the Compensation Committee management’s progress toward achieving the goal for Shurgard Europe. Mr. Havner reported to the Compensation Committee that management believed it would likely be able to structure the sale of a significant portion of the equity during 2007 and he identified potential additional significant benefits for Public Storage that would result from the contemplated transaction. Mr. Havner also discussed the challenges to achieve the goal for Shurgard Europe, including the significant financial engineering required to successfully structure a transaction, and he also described the critical role of the chief financial officer to accomplish the goal. The Compensation Committee discussed whether to increase substantially the targeted maximum bonuses for Messrs. Havner and Reyes to reflect the vital role of each in designing and implementing the European strategy and the significant challenges to the accomplishment of the Shurgard Europe goal. The Compensation Committee also considered that if it increased the bonus targets from the targets previously set by the Compensation Committee, the additional amounts for Mr. Havner might not be deductible expenses for purposes of Section 162(m). The Compensation Committee further considered that as a result of the company’s REIT status under federal tax law, the potential impact of a nondeductible expense would be possibly to require a future increased distribution to shareholders to avoid paying corporate income tax. At the completion of the discussion, the Compensation Committee agreed to recommend increasing the bonus target amounts by 50% to $15 million for Mr. Havner and $7.5 million for Mr. Reyes, provided that the transaction substantially achieved the significant potential benefits for Public Storage that Mr. Havner had outlined for the Compensation Committee.

The Compensation Committee again considered the bonuses for completion of a Shurgard Europe transaction in February 2008 after management had been unable to conclude a transaction during 2007 due to adverse changes in international capital markets. At the meeting, Mr. Havner reported that the company expected to close a transaction by the end of March 2008 with an institutional investor to acquire 51% of Shurgard Europe and that the financial benefits to Public Storage would be similar to those previously discussed with the Compensation Committee and the Board. He noted that the benefits realized included (1) reducing the company’s cash needs to fund growth at Shurgard Europe, (2) minimizing the company’s exposure to the risks of international business, (3) deconsolidation of the financial results of Shurgard Europe from the company’s financial results, (4) the ability to continue to share in the upside of growth in Shurgard Europe, (5) receipt of approximately $600 million in cash for the interest sold, substantially enhancing the company’s liquidity in difficult capital markets, and (6) a long-term strategy to eventually participate in an equity offering of Shurgard Europe when capital markets recovered. After consideration of the significant benefits realized, the Compensation Committee determined to seek the input and approval of the independent trustees of the appropriate bonuses to reward the achievements, as provided for under the Compensation Committee’s charter.

In April 2008, the Compensation Committee met with the Board members, other than Mr. Havner, to consider and approve bonuses for Messrs. Havner and Reyes for the successful acquisition by an institutional investor of 51% of Shurgard Europe completed on March 31, 2008. The Chairman of the Compensation Committee reviewed with the Board (1) the significant financial benefits to Public Storage realized with completion of the transaction, (2) the challenges to complete the transaction in current market conditions, (3) Mr. Havner’s leadership and the critical roles of both Mr. Havner and Mr. Reyes in designing and accomplishing the strategic goal, and (3) the tax deductibility of the portion of the award to Mr. Havner in excess of ten times his base salary. After discussion, the independent trustees, including the members of the Compensation Committee, approved a bonus to be paid immediately to Mr. Havner of $8.651 million, the tax deductible portion of the recommended bonus pursuant to the non-equity incentive program targets established in March 2007, and determined to consider if there was a way to make payment of the additional portion tax deductible. The independent trustees also unanimously approved immediate payment of the recommended bonus of $7.5 million to Mr. Reyes, of which $5 million was awarded pursuant to the non-equity incentive program targets established in March 2007 and $2.5 million was awarded as a special bonus.

In May 2008, the Chairman of the Compensation Committee reviewed with the Board members other than Mr. Havner, the Compensation Committee’s determination that it was not possible to change the tax treatment of the recommended additional bonus to Mr. Havner. The Board then considered that as a result of the company’s REIT status under federal tax law, the potential impact of a nondeductible expense would be possibly to require a future increased distribution to shareholders to avoid paying corporate income tax. The independent trustees, including all members of the Compensation Committee then unanimously approved immediate payment to Mr. Havner of the recommended additional special bonus of $6,349,000 for achievement of the goals related to Shurgard Europe.

Equity Awards.

CEO Equity Awards. Under the three-year program approved by the Compensation Committee in 2004 and that expired at the end of 2007, Mr. Havner had been entitled to annual stock option awards, subject to conditions of satisfactory performance and continued employment. During 2008, the Committee did not make any new equity awards to Mr. Havner. In February 2009, the Compensation Committee considered the appropriate equity award for Mr. Havner and considered the input of other Board members, including the Chairman of the Board, and information concerning equity awards at other S&P 500 REITs, in addition to the business experience and judgment of the members of the Committee. Based on its consideration, the Committee determined to award only stock options to Mr. Havner that would have no value unless the price of the company’s common shares appreciated and set the award at 200,000 stock options with a three-year vesting schedule effective March 2, 2009.

Equity awards to other named executive officers. In February 2009, the Compensation Committee also considered appropriate equity awards to named executive officers other than the chief executive officer. In connection with its review, the Compensation Committee considered the recommendations of Mr. Havner and information provided by Mr. Havner concerning equity awards at other S&P 500 REITs, the individual performance and responsibilities and outstanding equity awards to each other named executive officer. Based on its review and discussion with Mr. Havner concerning his recommendations, the Committee awarded to Mr. Reyes a stock option to acquire 100,000 common shares; to Mr. Doll a stock option to acquire 50,000 common shares; to Mr. Good a stock option to acquire 50,000 common shares and to Ms. Krol a stock option to acquire 50,000 common shares. The applicable vesting schedules were five-year vesting for the stock option awards. The equity awards were effective March 2, 2009. In determining the equity awards to the other named executive officers, the Compensation Committee considered the recommendations of the chief executive officer and also business experience and judgment of the Compensation Committee members as to the appropriate amounts to incentivize and retain the senior executive team. As discussed below, no restricted stock unit awards are contemplated for the named executive officers during 2009.

2009 Restricted Share Unit Program. In February 2009, Mr. Havner met with the Compensation Committee to review a proposed incentive program for awards of restricted share units based on revenue growth targets for 2009. Mr. Havner reviewed the importance of revenue growth and the significant challenges to achieving “Same Store” revenue growth during the current economic recession. He described the program already approved for restricted stock units awards for designated field and corporate employees that provided for awards of restricted share units that were tied to achievement of various revenue growth targets and recommended that the program include the other named executive officers.

Under the program, restricted share units are awarded to eligible employees in February 2010 only if at least the targeted level of revenue growth over 2008 revenues was achieved for 2009. Depending on the revenue target achieved, restricted share unit awards would range from 50% to 200% of the target restricted share unit award. If awarded, 20% of the restricted share units would vest on the date of the award and an additional 20% would vest over each of the next four anniversary dates of the award, assuming continued employment with Public Storage through the vesting dates. Awards would also be subject to the terms of the 2007 Equity and Performance-Based Compensation Plan.

After discussion, the Compensation Committee approved the program and approved the following target restricted share unit awards for the other named executive officers: Mr. Reyes, 5,000 restricted share units; Mr. Good, 4,000 restricted share units; Mr. Doll, 3,000 restricted share units; and Ms. Krol, 3,000 restricted share units. As chief executive officer, Mr. Havner does not participate in the program.

2009 Executive Officer Annual Cash Bonus Performance Targets. In February 2009, the Compensation Committee considered the corporate performance targets for 2009 annual cash bonuses for Mr. Havner and the other named executive officers under the 2007 Equity and Performance-Based Compensation Incentive Plan. After consultation with other Board members and consideration of the recommendations of Mr. Havner, the Compensation Committee determined that the corporate performance targets for annual cash bonuses for 2009 performance for each of the named executive officers would be based on 2009 year-end results as compared to 2008 in FFO per common share, FAD per common share, or revenues, as adjusted for the 2008 sale of a 51% interest in Shurgard Europe and for any foreign exchange gains or losses. As was the case for the 2008 corporate performance targets, the Compensation Committee did not assign weights to the achievement of each of the three performance goals. The Compensation Committee did not set other specific quantitative or qualitative individual performance goals for our named executive officers. The Compensation Committee believes the goals, while challenging, particularly in light of current economic conditions, are achievable.

As in 2008, the Compensation Committee set a maximum target for the named executive officers for Section 162(m) purposes. In this regard, the Compensation Committee determined that Messrs. Havner, Doll, Good and Reyes and Ms. Krol would be eligible for a bonus of up to ten times base salary based on achieving the 2009 goals for FFO, revenues and FAD. As a result, the maximum bonus target amount for Section 162(m) purposes for Mr. Havner is $10,000,000; for Mr. Reyes, $6,000,000; for Mr. Good, $5,000,000; for Mr. Doll, $3,500,000; and for Ms. Krol, $2,750,000. In each case, the Compensation Committee may exercise, and typically has exercised, negative discretion pursuant to Section 162(m) of the Internal Revenue Code to reduce the amount of the award from the maximum amount. In addition to the maximum bonus amounts for Section 162(m) purposes, the Compensation Committee set target bonus awards for each such named executive officer as follows: Ronald L. Havner, Jr., $1,000,000; John Reyes, $600,000; David Doll, $350,000; and Ms. Krol, $275,000. In addition, the Compensation Committee noted that pursuant to his offer of employment, Mr. Good’s bonus target for 2009 was set at $500,000.

Tax & Accounting Considerations—Code Section 162(m). Section 162(m) of the Internal Revenue Code imposes a $1,000,000 limit on the annual deduction that may be claimed for compensation paid to each of the chief executive officer and three other highest paid employees of a publicly held corporation (other than the chief financial officer). Certain performance-based compensation awarded under a plan approved by shareholders is excluded from that limitation. Awards of stock options and our annual cash incentive awards are designed in general to qualify for deduction as performance-based compensation. However, while the Compensation Committee considers the tax deductibility of compensation, the Compensation Committee has and may approve compensation that does not qualify for deductibility in circumstances it deems appropriate to promote varying corporate goals. In such instances, the Compensation Committee has also considered that as a result of the company’s REIT status under federal tax law, the potential impact of a nondeductible expense would be possibly to require a future increased distribution to shareholders to avoid paying corporate income tax. While the Compensation Committee also considers the accounting impact of various forms of incentive compensation to understand the impact on the financial statements of various compensation elements, the accounting treatment is generally not the basis for the decision to award a particular form of compensation if the Compensation Committee deems the award the most appropriate incentive to achieve the company’s compensation goals.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Trustees of Public Storage has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K of Public Storage for the fiscal year ended December 31, 2008.

COMPENSATION COMMITTEE
Daniel C. Staton (Chairman)
John T. Evans
Uri P. Harkham
Gary E. Pruitt

Compensation of Executive Officers

The following table sets forth information concerning the compensation earned by or paid during the fiscal year ended December 31, 2008 to the company’s principal executive officer, principal financial officer, and the three next most highly compensated persons and our new chief operating officer, who were executive officers of the company on December 31, 2008 (the “named executive officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (3)	Total ($)

Ronald L. Havner, Jr. Vice-Chairman, Chief Executive Officer and President	2008	$952,543	$6,349,000	—	$707,530	$9,651,000	$9,200	$17,669,273
	2007	$865,150	—	—	$809,964	$865,150	$9,000	$2,549,264
	2006	$725,862	$3,000,000	—	$533,115	$786,500	$2,638,680	$7,684,157

John Reyes Senior Vice President and Chief Financial Officer	2008	$600,000	$2,500,000	$396,527	$666,671	$5,600,000	$84,188	$9,847,386
	2007	$500,000	—	$346,383	$319,416	$500,000	$67,000	$1,732,799
	2006	$350,000	$1,500,000	$225,206	$156,702	$350,000	$1,366,959	$3,948,867

David F. Doll Senior Vice President and President, Real Estate Group	2008	$350,000	—	$227,744	$340,626	$320,000	$52,925	$1,291,295
	2007	$250,000	—	$197,599	$149,391	$250,000	$41,688	$888,678
	2006	$250,000	$250,000	$110,231	$112,540	$225,000	$25,388	$973,159

Mark C. Good Senior Vice President and Chief Operating Officer (4)	2008	$157,371	$400,000	$36,347	$27,932	—	$55,929	$677,579
	2007	—	—	—	—	—	—	—
	2006	—	—	—	—	—	—	—

John E. Graul Senior Vice President and President, Self Storage Operations (5)	2008	$493,151	—	$242,485	$171,959	—	$49,425	$957,020
	2007	$250,000	—	$227,884	$127,240	$250,000	$44,313	$899,437
	2006	$250,000	$250,000	$155,175	$117,356	$217,000	$32,300	$1,021,831

Candace N. Krol Senior Vice President, Human Resources	2008	$275,000	—	$178,510	$298,540	$275,000	$44,631	$1,071,681
	2007	$250,000	—	$145,477	$101,954	$250,000	$34,013	$781,444
	2006	$200,000	$250,000	$47,202	$59,883	$275,000	$13,097	$845,182

(1)	Bonuses shown for 2008 represent awards to Messrs. Havner and Reyes for performance in connection with the successful completion of the successful disposition of 51% of Shurgard Europe in 2008 and to Mr. Good pursuant to the terms of his employment offer letter agreement.
(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year, in accordance with FAS 123(R), disregarding estimates relating to forfeitures due to service-based vesting conditions, which includes amounts from awards granted in and before year-end. Assumptions used in the calculation of these amounts for 2008, 2007 and 2006 are included in Notes 10, 13 and 14 to Public Storage’s audited financial statements in its Annual Report on Form 10-K for the years ended December 31, 2008, 2007 and 2006, respectively.
(3)	All Other Compensation consists of (1) Public Storage contributions to each officer’s 401(k) Plan account (3% of the annual cash compensation up to a maximum of $9,200 in 2008 and $9,000 in 2007), (2) dividend equivalent payments based on ownership of restricted share units, and (3) for Mr. Good, reimbursement of $23,844 in taxable relocation expenses reimbursement of $1,689 COBRA costs and reimbursement of $15,085 of taxes paid on such amounts. For 2008, amounts paid are as follows:

Name	Taxable Relocation and Insurance expenses	Tax Reimbursement payments	Company Contributions To 401K Plan	Dividends Paid On Stock Awards
Ronald L. Havner, Jr.	—	—	$9,200	—
John Reyes	—	—	$9,200	$74,988
David F. Doll	—	—	$9,200	$43,725
Mark C. Good	$23,844	$15,085	—	$17,000
John E. Graul	—	—	$9,200	$40,225
Candace N. Krol	—	—	$9,200	$35,431

(4)	Mr. Good was first employed by Public Storage on September 8, 2008.
(5)	Mr. Graul retired from Public Storage on December 31, 2008.

Employment Agreements

Mark C. Good. In connection with the employment of Mark C. Good as our Senior Vice President and Chief Operating Officer, we entered into an Offer Letter/Employment Agreement dated July 28, 2008 with Mr. Good. The agreement provides that Mr. Good will be paid an annual base salary of $500,000 and will receive a bonus of $400,000 for calendar year 2008, unless terminated for “cause” (as defined in the agreement). For calendar year 2009, Mr. Good’s bonus potential is set at $500,000, subject to the provisions of the Public Storage bonus plan. The agreement also provided for an award as of his first date of employment with Public Storage of a stock option to acquire 75,000 common shares and 10,000 restricted share units subject to the terms of the 2007 Plan. Mr. Good is also entitled to reimbursement for relocation expenses of up to $100,000, subject to any applicable tax withholding. The agreement further provides that in the event Mr. Good’s employment is terminated without cause (as defined in the agreement) before December 31, 2009, and provided he has signed a severance and release agreement, he will be paid a lump sum payment of $1,000,000 less applicable federal and state withholdings.

John E. Graul. In connection with John E. Graul’s retirement from Public Storage effective December 31, 2008, Public Storage entered into an agreement dated April 16, 2008 that provided that Mr. Graul would continue to serve as Public Storage’s President, Self-Storage Operations through December 31, 2008. For his service, Mr. Graul was paid at the rate of $45,833 per month for the nine-month period between April 1, 2008 and December 31, 2008. The agreement further provided that, subject to certain conditions, on December 31, 2008, all Mr. Graul’s unvested Public Storage restricted share units and stock options that would have vested on or before March 16, 2009, were accelerated to vest as of December 31, 2008. Mr. Graul has until March 31, 2009 to exercise all his vested Public Storage stock options. All other unvested restricted share units and stock options previously awarded to Mr. Graul by the company were cancelled as of December 31, 2008.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information regarding 2008 annual incentive bonus awards and equity awards granted to our named executive officers in 2008. All equity grants set forth in this table were made pursuant to the 2007 Plan and non-equity incentive awards were made pursuant to the company’s Performance-Based Compensation Plan.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Ronald L. Havner, Jr.
Annual Incentive	2-26-08	—	—	1,000,000	10,000,000	—		—		—	—

John Reyes
Annual Incentive	2-26-08	—	—	600,000	6,000,000	—		—		—	—
Stock Options	2-26-08	2-27-08	—			—		250,000	(4)	$80.48	1,835,000
RSUs	2-26-08	2-27-08	—			3,000	(3)	—		—	241,440

David Doll
Annual Incentive	2-26-08	—	—	350,000	3,500,000	—		—		—	—
Stock Options	2-26-08	2-27-08	—			—		150,000	(4)	$80.48	1,101,000
RSUs	2-26-08	2-27-08	—			2,000	(3)	—		—	160,960

Mark C. Good
Stock Options	9-8-08	9-8-08	—	—	—			75,000	(4)	$93.10	443,250
RSUs	9-8-08	9-8-08	—	—	—	10,000	(3)				930,100

John E. Graul (5)			—	—	—	—		—		—	—

Candace N. Krol
Annual Incentive	2-26-08	—	—	275,000	2,750,000	—		—		—	—
Stock Options	2-26-08	2-27-08	—			—		150,000	(4)	$80.48	1,101,000
RSUs	2-26-08	2-27-08	—			2,000	(3)	—		—	160,960

(1)	Amounts in this column represent the range of possible cash incentive payouts for annual awards pursuant to the Public Storage Performance-Based Compensation Plan.
(2)	Amounts reflect the full grant date fair value of each equity award, as computed in accordance with FAS 123(R). For stock awards, the number is calculated by multiplying the fair market value of Public Storage common shares on the date of grant by the number of shares awarded. For option awards, the number is calculated by multiplying the Black-Sholes value determined as of the date of grant by the number of options awarded. Stock awards receive dividends as and when and at the same rate paid to all common shareholders of Public Storage.
(3)	Restricted share units (RSUs) vest in eight equal annual installments beginning on the first anniversary of the date of grant.
(4)	Options granted to Messrs. Reyes, Doll, Good and Ms. Krol become exercisable in five equal installments beginning on the first anniversary of the date of grant.
(5)	In connection with his retirement from Public Storage on December 31, 2008, Mr. Graul did not receive any plan-based awards in 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL 2008 YEAR-END

The following table sets forth certain information concerning outstanding equity awards held by the named executive officers at December 31, 2008.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock that Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Ronald L. Havner, Jr.		27,666	55,334	81.81	12-8-17	(1)	—	—
		55,333	27,667	95.18	12-8-16	(1)	—	—
		83,000	—	69.87	12-8-15	(1)	—	—
		166,000	—	56.12	12-8-14	(1)	—	—
		45,150	—	30.10	11-7-12	(1)	—	—

	Total	377,149	83,001				—	—

John Reyes		—	250,000	80.48	2-27-18	(1)	25,750	2,047,125
		17,500	122,500	97.47	3-15-17	(1)	—	—
		20,000	30,000	78.36	3-3-16	(1)	—	—
		80,000	20,000	47.65	8-5-14	(1)	—	—
		60,000	—	23.0625	12-13-10	(1)	—	—

	Total	177,500	422,500				25,750	2,047,125

David F. Doll		—	150,000	80.48	2-27-18	(1)	15,125	1,202,438
		2,500	17,500	97.47	3-15-17	(1)	—	—
		16,000	24,000	82.90	3-16-16	(1)	—	—
		30,000	20,000	55.66	2-21-15	(1)	—	—

	Total	48,500	211,500				15,125	1,202,438

Mark C. Good		—	75,000	93.10	9-8-18	(1)	25,000	795,000

		—	75,000				25,000	795,000

John E. Graul		15,000	—	82.90	3-31-09	(4)	—	—
		8,000	—	56.12	3-31-09	(4)	—	—
		10,000	—	48.32	3-31-09	(4)	—	—

	Total	33,000	—				—	—

Candace N. Krol		—	150,000	80.48	2-27-18	(1)	12,013	955,034
		5,000	35,000	97.47	3-15-17	(1)	—	—
		8,000	16,000	67.97	9-15-15	(1)	—	—

	Total	13,000	201,000				12,013	955,034

(1)	Options were granted ten years prior to the expiration date and vest in three equal annual installments for Mr. Havner and otherwise in five annual installments, beginning one year from the date of grant.
(2)	Restricted share units vest in eight equal annual installments, beginning one year from the date of grant. Vesting dates for each outstanding unvested stock award are as follows:

Expiration Date	Vesting Date(s)
8-5-14	8-5-09
9-5-15	9-5-09; 9-5-10
3-3-16	3-3-09; 3-3-10; 3-3-11
3-16-16	3-16-09; 3-16-10; 3-16-11
3-15-17	3-15-09; 3-15-10; 3-15-11; 3-15-12; 3-15-13; 3-15-14
2-27-18	2-27-09; 2-27-10; 2-27-11; 2-27-12; 2-27-13; 2-27-14; 2-27-15; 2-27-16

(3)	Market value assumes a price of $79.50 per share, the closing price for our common shares on the New York Stock Exchange on December 31, 2008.
(4)	Expiration date as specified in employment agreement dated April 16, 2008.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2008

The following table provides information about options exercised by and stock vested for the named executive officers during the fiscal year ended December 31, 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Ronald L. Havner, Jr.	104,850	$6,262,073	—	—
John Reyes	12,000	$698,705	5,250	$442,460
David F. Doll	—	—	2,750	$221,178
Mark C. Good	—	—	—	—
John E. Graul	18,000	$531,240	6,125	$498,635
Candace N. Krol	16,000	$304,916	1,912	$162,202

(1)	Value received calculated by multiplying the number of shares by the difference between the exercise price of the option and the market price of our common shares on the New York Stock Exchange on the date of exercise.
(2)	Value realized calculated by multiplying the number of shares by the closing market price of our common shares on the New York Stock Exchange on the vesting date.

PENSION/NONQUALIFIED DEFERRED COMPENSATION PLANS

We do not maintain qualified or nonqualified pension plans or a deferred compensation plan for our employees generally or the named executive officers specifically.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments Upon Termination

As discussed above under “Employment Agreements”, in connection with his offer letter, Public Storage agreed to pay Mr. Good $1,000,000 if his employment with Public Storage is terminated for reasons other than “cause” before December 31, 2009.

Public Storage does not have employment agreements with any other currently employed named executive officer. In addition, we do not have a formal severance or retirement program for payments on termination of employment, whether through voluntary or involuntary termination, other than as specifically set forth in our Performance-Based Compensation Plan, 2001 Plan, 2007 Plan, 401(k) plan or as required by law. These include:

•

any vested stock options following a voluntary termination of employment must be exercised within 30 days following the individual’s last date of employment; all unvested stock options, restricted shares and/or restricted share units are forfeited;

•	amounts contributed under our 401(k) Plan; and

•	accrued and unused vacation pay paid in a lump sum.

Payments Upon Death or Disability

In the event of the death or permanent and total disability of a named executive officer, pursuant to the 2001 Plan and in addition to the foregoing:

•

all outstanding unvested stock options and unvested restricted share units held by the officer accelerate and vest as of the date of death and may be exercised during the one-year period following the date of death (but prior to termination of the option);

•

all outstanding unvested options and restricted share units held by the officer continue to vest and are exercisable during the one-year period following the date of such permanent and total disability (but prior to termination of the option); and

•	the officer will receive payments under Public Storage’s life insurance program or disability plan, as applicable.

Payments Upon a Change of Control

Our applicable equity plans provide that upon the occurrence of a “change of control” of Public Storage;

•	all outstanding restricted share units and restricted share grants vest immediately; and

•

all outstanding stock options vest 15 days before consummation of such a change of control and are exercisable during the 15-day period, with such exercise conditioned upon and effective immediately before consummation of the change of control.

A “change of control” is defined in the plans to include generally (a) the dissolution or liquidation of Public Storage or merger in which Public Storage does not survive, (b) the sale of substantially all Public Storage’s assets, or (c) any transaction which results in any person or entity, other than the Hughes Family, owning 50% or more of the combined voting power of all classes of our shares. The foregoing provisions do not apply to the extent (a) provision is made for continuation of the equity plan or substitution of new options, restricted shares and restricted share units, or (b) a majority of our Board of Trustees determines that the “change of control” will not trigger application of the foregoing provisions.

The following table shows the estimated value of the acceleration of equity awards pursuant to the termination events described above assuming the event occurred as of December 31, 2008 and the value of our common shares on December 31, 2008 of $79.50 per share.

Name	Value of vesting of all outstanding options (1)	Value of vesting of all outstanding restricted share units (2)	Total
Ronald L. Havner, Jr.	$6,910,780	—	$6,910,780
John Reyes	$6,628,250	$2,047,125	$8,675,375
David F. Doll	$1,192,000	$1,202,438	$2,394,438
Mark C. Good	—	$795,000	$795,000
John E. Graul (3)	$498,840	—	$498,840
Candace N. Krol	$276,720	$955,034	$1,231,754

(1)	Represents the difference between the exercise price of options held by the executive and the closing price of the company’s common shares on the NYSE on December 31, 2008.
(2)	Represents the number of restricted share units multiplied by the closing price of common shares of Public Storage on the NYSE on December 31, 2008.
(3)	Mr. Graul retired effective December 31, 2008 and pursuant to his agreement with Public Storage, all unvested RSUs and stock options held by him that would have vested on or prior to March 16, 2009 were accelerated to vest on December 31, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND LEGAL PROCEEDINGS

Related Party Transaction Approval Policies and Procedures

With respect to transactions involving our trustees, our Trustee Code of Ethics provides for review by the Board of related party transactions that might present a possible conflict of interest. The Nominating/Corporate Governance Committee of the Board reviews related party transactions involving Board members pursuant to the Trustees’ Code of Ethics. Before undertaking a related party transaction, trustees are requested to submit information to the Nominating/ Corporate Governance Committee. The Nominating/Corporate Governance Committee considers the matters submitted to it and makes a recommendation to the Board with respect to any action to be taken. The trustee with an actual, potential or apparent conflict of interest does not participate in the decision-making process related to the transaction.

Our executive officers who are not also trustees are subject to our company-wide Business Conduct Standards (BCS). Under the BCS, executive officers are required to discuss and seek pre-approval of the chief executive officer of any potential conflicts of interest, which includes, among other interests, financial relationships or associates where an executive’s personal interest may conflict with ours. In reviewing a conflict of interest, the chief executive officer may consult with the chief legal officer. In addition, the Audit Committee reviews on an ongoing basis, related party transactions involving our executive officers and trustees and our affiliate, PS Business Parks, that may require Board pre-approval under applicable law or may be required to be disclosed in our financial statements.

Relationships and transactions with the Hughes Family

B. Wayne Hughes, Chairman of the Board, and his family (the “Hughes Family”) have ownership interests in, and operate, approximately 49 self-storage facilities in Canada under the name “Public Storage” (“PS Canada”) pursuant to a royalty-free trademark license trademark agreement with Public Storage. We currently do not own any interests in these facilities nor do we own any facilities in Canada. The Hughes Family owns approximately 20% of our common shares outstanding at March 16, 2009. We have a right of first refusal to acquire the stock or assets of the corporation that manages the 49 self-storage facilities in Canada, if the Hughes Family or the corporation agrees to sell them. However, we have no interest in the operations of this corporation, we have no right to acquire this stock or assets unless the Hughes Family decides to sell and we receive no benefit from the profits and increases in value of the Canadian self-storage facilities.

Public Storage reinsures risks relating to loss of goods stored by tenants in the self-storage facilities in Canada. During 2008, we received $768,000 in reinsurance premiums attributable to the Canadian facilities. Since our right to provide tenant reinsurance to the Canadian facilities may be qualified, there is no assurance that these premiums will continue.

Public Storage and Mr. Hughes are co-general partners in certain consolidated partnerships and affiliated partnerships of the company that are not consolidated. The Hughes Family owns 47.9% of the voting stock and the company holds 46% of the voting and 100% of the nonvoting stock (representing substantially all the economic interest) of a private REIT. The private REIT owns limited partnership interests in five affiliated partnerships. The Hughes Family also owns limited partnership interests in certain of these partnerships and holds securities in PSB. Public Storage and the Hughes Family receive distributions from these entities in accordance with the terms of the partnership agreements or other organizational documents.

From time to time, Public Storage and the Hughes Family have acquired limited partnership units from limited partners of Public Storage’s consolidated partnerships. In connection with the acquisition in 1998 and 1999 of a total of 638 limited partnership units by Tamara Hughes Gustavson and H-G Family Corp., a company owned by Hughes Family members, Public Storage was granted an option to acquire the limited partnership units acquired at cost, plus expenses. During the fourth quarter of 2008, Public Storage exercised its option to acquire the units at cost for a total purchase price of approximately $239,000. The transaction was approved by the independent members of the Board of Trustees after considering that the value of the units had appreciated significantly since 1998 and 1999 and that the exercise price for Public Storage was substantially below the prices paid to acquire similar limited partner units in third party transactions. The acquisition was effective January 1, 2009.

Management Agreement with PS Business Parks, Inc. (“PSB”)

PSB manages certain of the commercial facilities that we own pursuant to management agreements for a management fee equal to 5% of revenues. Public Storage paid a total of $728,000 in management fees with respect to PSB’s property management services in 2007. At December 31, 2008, we had recorded amounts owed to PSB of $763,000 for management fees and certain other operating expenses related to the managed facilities, paid by PSB on our behalf. These amounts are the result of a time lag between PSB paying such expenditures and being reimbursed by us.

During 2008, PSB acquired certain commercial facilities that include self-storage space. We are managing this self-storage space for PSB for a management fee equal to 6% of revenues generated by the self-storage space. We recorded management fees with respect to these facilities amounting to $45,000 for the year ended December 31, 2008.

Cost Sharing Arrangements with PSB

Pursuant to a cost-sharing and administrative services agreement, PSB reimburses Public Storage for certain administrative services. PSB’s share of these costs totaled approximately $390,000 for the year ended December 31, 2008.

Stor-RE and third party insurance carriers have provided PS Canada, Public Storage, PSB, and other affiliates of Public Storage with liability and casualty insurance coverage until March 31, 2004. PS Canada has a 1.2% interest, and PSB has a 4.0% interest, in Stor-RE. PS Canada and PSB obtained their own liability and casualty insurance covering occurrences after April 1, 2004. For occurrences before April 1, 2004, STOR-Re continues to provide liability and casualty insurance coverage consistent with the relevant agreements.

Executive Purchases of Shares of European Affiliate

On May 14, 2007, one of our European subsidiaries sold limited liability partner interests (LLP Interests) it held in Shurgard Europe, also an indirect subsidiary of Public Storage, to various officers of the company, including the named executive officers designated below, for aggregate proceeds of $4,900,000. The sale price for the LLP Interests was the net asset value per LLP Interest, determined on the basis of, among other items, information provided by an independent third party appraisal firm of the net asset value of Shurgard Europe as of March 31, 2007. The share purchase program was approved by the Compensation Committee and the Board. On June 20, 2008, in connection with the acquisition by an institutional investor of a 51% interest in Shurgard Europe, Shurgard Holdings purchased each holder’s interest in Shurgard Europe at a price based on the price paid by the institutional investor, for an aggregate repurchase amount of $7.1 million. The amount paid for such shares to each participating named executive officer is as follows: John Reyes—$1,946,000; David F. Doll—$151,200; and Candace N. Krol—$112,000.

ANNUAL REPORT ON FORM 10-K

Shareholders may request a free copy of our 2008 Annual Report on Form 10-K, including applicable financial statements and schedules, by sending a written request to:

Public Storage

Attn: Investor Services

701 Western Avenue

Glendale, California 91201-2349

Alternatively, shareholders can access the 2008 Form 10-K and other financial information on Public Storage’s Investor Relations website at: http://www.publicstorage.com.

Public Storage will also furnish any exhibit to the 2008 Form 10-K upon written request and payment of a copying charge of 15 cents per page.

DEADLINES FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR

CONSIDERATION AT OUR 2010 ANNUAL MEETING

Any proposal that a holder of our shares wishes to submit for inclusion in the Public Storage Proxy Statement for the 2010 Annual Meeting of Shareholders (“2010 Proxy Statement”) pursuant to Securities and Exchange Commission Rule 14a-8 must be received by Public Storage no later than November 19, 2009. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. In addition, notice of any proposal that a holder of our shares wishes to propose for consideration at the 2010 Annual Meeting of Shareholders, but does not seek to include in the Public Storage 2010 Proxy Statement pursuant to Rule 14a-8, must be delivered to Public Storage no earlier than November 19, 2009 and no later than December 21, 2009 if the proposing holder of our shares wishes for Public Storage to describe the nature of the proposal in its 2009 Proxy Statement as a condition to exercising its discretionary authority to vote proxies on the proposal. Any shareholder proposals or notices submitted to Public Storage in connection with the 2010 Annual Meeting of Shareholders should be addressed to: Secretary, Public Storage, 701Western Avenue, Glendale, California 91201-2349.

You are urged to vote the accompanying proxy/instruction card and sign, date and return it in the enclosed stamped envelope at your earliest convenience, whether or not you currently plan to attend the meeting in person.

By Order of the Board of Trustees

Stephanie G. Heim, Secretary

Glendale, California

March 19, 2009

DIRECTIONS TO THE PUBLIC STORAGE 2009 ANNUAL MEETING

The Public Storage 2009 Annual Meeting is at the Hilton Glendale Hotel, 100 West Glenoaks Boulevard, Glendale, California 91202. The Hilton Glendale Hotel is off the 134 freeway and can be reached as follows:

From points north and south via Interstate 5 (I-5):

From the I-5 freeway: exit on the 134 freeway east to the Brand Blvd/Central Avenue exit. Turn left on Central Avenue and proceed to Glenoaks Boulevard. Turn right on Glenoaks Boulevard. The Hilton Glendale Hotel will be on the right-hand side.

From Los Angeles International Airport (LAX):

From LAX: take the 405 freeway north to the 101 freeway south to the 134 freeway east. Exit at Brand Blvd/Central Avenue and turn left on Central Avenue. Proceed to Glenoaks Boulevard and turn right. The Hilton Glendale Hotel will be on the right-hand side.

Note: Meeting attendees who park in the Hilton Glendale Hotel garage will receive validated parking at the annual meeting registration desk to permit them to park in the garage free of charge during the meeting.

PROXY/INSTRUCTION CARD (COMMON SHARES/ EQUITY SHARES, SERIES A)

PUBLIC STORAGE

701 Western Avenue

Glendale, California 91201-2349

This Proxy/Instruction Card is Solicited on Behalf of the Board of Trustees

The undersigned, a record holder of Common Shares of beneficial interest of Public Storage and/or a record holder of Depositary Shares (“Depositary Shares”) Each Representing 1/1,000 of an Equity Share of beneficial interest, Series A (“Equity Shares”) of Public Storage and/or a participant in the PS 401(k)/Profit Sharing Plan (the “401(k) Plan”), hereby (i) appoints Ronald L. Havner, Jr. and Stephanie G. Heim or each of them, with power of substitution, as Proxies, to appear and vote, as designated on the reverse side, all the Common Shares held of record by the undersigned on March 9, 2009, at the Annual Meeting of Shareholders to be held on May 7, 2009 (the “Annual Meeting”), and any adjournments thereof, and/or (ii) authorizes and directs Computershare Trust Company, N. A. (the “Depositary”), through its nominee(s), to vote or execute proxies to vote, as instructed below, all Equity Shares underlying the Depositary Shares held of record by the undersigned on March 9, 2009, at the Annual Meeting and any adjournments thereof, and/or (iii) authorizes and directs the trustee of the 401(k) Plan (the “Trustee”) to vote or execute proxies to vote, as instructed on the reverse side, all the Common Shares credited to the undersigned’s account in the 401(k) Plan on March 9, 2009, at the Annual Meeting and any adjournments thereof, and/or (iv) authorizes and directs the Trustee to instruct (in person or by proxy) the Depositary to vote or execute proxies to vote, as instructed below, all Equity Shares underlying the Depositary Shares credited to the undersigned’s account in the 401(k) Plan on March 9, 2009, at the Annual Meeting and any adjournments thereof. In their discretion, the Proxies and/or the Depositary and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting.

THE PROXIES, THE DEPOSITARY AND/OR THE TRUSTEE WILL VOTE ALL THE COMMON SHARES AND EQUITY SHARES TO WHICH THIS PROXY/INSTRUCTION CARD RELATES, IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON SHARES AND/OR DEPOSITARY SHARES HELD OF RECORD BY THE UNDERSIGNED, THE PROXIES WILL VOTE SUCH COMMON SHARES, AND/OR THE DEPOSITARY WILL VOTE THE EQUITY SHARES UNDERLYING SUCH DEPOSITARY SHARES, FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE AND IN FAVOR OF PROPOSAL 2. IF NO DIRECTION IS GIVEN WITH RESPECT TO THE COMMON SHARES AND/OR DEPOSITARY SHARES CREDITED TO THE UNDERSIGNED’S ACCOUNT UNDER THE 401(k) PLAN, THE TRUSTEE WILL VOTE SUCH COMMON SHARES, AND/OR THE TRUSTEE WILL INSTRUCT THE DEPOSITARY TO VOTE THE EQUITY SHARES UNDERLYING SUCH DEPOSITARY SHARES, FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE AND IN FAVOR OF PROPOSAL 2. THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO CUMULATE VOTES FOR ANY AND ALL OF THE NOMINEES FOR ELECTION FOR WHICH AUTHORITY TO VOTE HAS NOT BEEN WITHHELD.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

☒    Please mark votes as in this example.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY/INSTRUCTION CARD IN THE ENCLOSED ENVELOPE TO PROXY SERVICES C/O COMPUTERSHARE, INVESTOR SERVICES, P.O. BOX 43126, PROVIDENCE, RI 02940-5138.

1.	Election of Trustees

Nominees: B. Wayne Hughes, Ronald L. Havner, Jr., Dann V. Angeloff, William C. Baker, John T. Evans, Tamara Hughes Gustavson, Uri P. Harkham, B. Wayne Hughes, Jr., Harvey Lenkin, Gary E. Pruitt and Daniel C. Staton.

☐	FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES

☐
For all nominees except as noted above

2.	Ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	Other matters: In their discretion, the Proxies and/or the Trustees are authorized to vote upon such other business as may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 19, 2009.

Please sign exactly as your name appears. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign.

Signature:	Signature:	Date: